Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

OF

BB BRAND HOLDINGS LLC

a Delaware Limited Liability Company

MEMBERSHIP INTERESTS IN BB BRAND HOLDINGS LLC, A DELAWARE LIMITED LIABILITY COMPANY, HAVE NOT BEEN REGISTERED WITH OR QUALIFIED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE. THE INTERESTS ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS. THE INTERESTS CANNOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE RESTRICTIONS ON TRANSFERABILITY CONTAINED IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF BB BRAND HOLDINGS LLC AND APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

Dated as of June 8, 2016

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6.8	Accounting; Records and Reports	28
6.9	Indemnification and Liability of the Managers	30
6.10	Certain Decisions and Actions	31
6.11	Officers of the Company	32
6.12	Maintenance of Insurance	32
6.13	Inspections and Proceedings	32
6.14	Confidential Information	33
6.15	Other Activities	33
6.16	Annual Budget; Operating Expense	34
6.17	BB Approval	35
6.18	Trademark Registration; Company IP Abandonment	36

ARTICLE 7. DISPOSITION AND TRANSFERS OF INTERESTS		36

7.1	Transfer Restriction	36
7.2	Permitted Transfers	36
7.3	Further Restrictions on Transfer	39
7.4	Rights of Assignees	39
7.5	Admissions and Withdrawals	39
7.6	Admission of Assignees as Substitute Members	40
7.7	Withdrawal of Members	40
7.8	Compliance With IRS Safe Harbor	40

ARTICLE 8. DISSOLUTION, LIQUIDATION, AND TERMINATION OF THE COMPANY; EFFECT OF BREACH		41

8.1	Limitations	41
8.2	Exclusive Causes	41
8.3	Effect of Dissolution	41
8.4	No Capital Contribution Upon Dissolution	41
8.5	Right of First Offer	42
8.6	Liquidation	42

ARTICLE 9. MISCELLANEOUS		43

9.1	Amendments	43
9.2	No Waiver	43
9.3	Entire Agreement	43
9.4	Further Assurances	43
9.5	Notices	44
9.6	Tax Matters	44
9.7	Governing Law	47
9.8	Construction; Interpretation	47
9.9	Rights and Remedies Cumulative	47
9.10	No Assignment; Binding Effect	47
9.11	Language	48
9.12	Severability	48

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9.13	Counterparts	48
9.14	Dispute Resolution	48
9.15	Third-Party Beneficiaries	49
9.16	Specific Performance	49
9.17	Consequential Damages	49

EXHIBITS

Exhibit A	Members, Capital Contributions, and Percentage Interests

Exhibit B	Form of Joinder Agreement

Exhibit C	Initial Diffusion Brands

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AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

BB BRAND HOLDINGS LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) of BB Brand Holdings LLC (the “Company”), a limited liability company organized under the Delaware Limited Liability Company Act, as amended from time to time (the “Act”), is made and entered into as of the 8th day of June, 2016 (the “Effective Date”), by and between bebe stores, inc., a California corporation (“BB Member”), and BB Brand Management LLC, a New York limited liability company (“Bluefin Member”).

RECITALS

WHEREAS, the Company was formed under the laws of the State of Delaware by the filing of a certificate of formation with the Secretary of State of the State of Delaware on May 10, 2016 (the “Certificate”).

WHEREAS, the Members hereby continue the Company under the Act for the purposes and upon the terms and conditions hereinafter set forth and amend and restate the terms of the Limited Liability Company Operating Agreement of the Company dated as of May 10, 2016 as set forth herein.

WHEREAS, pursuant to that certain Asset Purchase Agreement, BB Member agreed to transfer the Assets to the Company, and the Company agreed to acquire the Assets from BB Member, in exchange for the Closing Payment (as defined in the Asset Purchase Agreement) and a 50.0000000001% interest in the Company (the “Initial BB Member Interest”), which for federal income tax purposes (and, to the extent applicable, state and local income tax purposes) is intended to be treated as (i) a sale by BB Member, and purchase by the Company, of a 49.9999999999% interest in each of the Assets in exchange for the Closing Payment and (ii) a contribution by BB Member to the Company of a 50.0000000001% interest in each of the Assets (the “Contributed Assets”) in exchange for the Initial BB Member Interest pursuant to Section 721(a) of the Code (and any corresponding provision of state or local tax law).

WHEREAS, Bluefin Member hereby continues as a Member of the Company and BB Member is admitted to the Company as a Member upon its execution of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1.

ORGANIZATIONAL MATTERS

1.1	Formation

The rights and liabilities of the Members shall be as provided in the Act, except as otherwise expressly provided herein. In the event of any inconsistency between any terms and conditions contained in this Agreement and any non-mandatory provisions of the Act, the terms and conditions contained in this Agreement shall govern. If any provision of this Agreement is prohibited or ineffective under the Act, this Agreement will be considered amended to the smallest degree possible in order to make such provision effective under the Act. Subject to the provisions hereof, the Board of Managers may execute and file, or cause any representative of the Company to file, any duly authorized amendments to the Certificate from time to time in a form prescribed by the Act. The Board of Managers shall also cause to be made, on behalf of the Company, such additional filings and recordings as the Board of Managers shall deem necessary or advisable.

1.2	Name

The name of the Company shall be BB Brand Holdings LLC. The Company may also conduct business at the same time under one or more fictitious names if the Board of Managers determine that such is in the best interests of the Company. The Board of Managers may change the name of the Company, from time to time, in accordance with Applicable Law.

1.3	Principal Place of Business; Other Places of Business

The principal place of business of the Company is located in New York, New York or may be such other place within or outside the State of Delaware as the Board of Managers may from time to time designate. The Company may maintain offices and places of business at such other place or places within or outside the State of Delaware, but in all events within the United States, as the Board of Managers deem advisable.

1.4	Business Purpose

The sole purpose of the Company shall be the (a) ownership, licensing, distribution and exploitation of the Company IP; and (b) entry into any lawful act or activity necessary, incidental or convenient thereto.

1.5	Designated Agent for Service of Process

The Company shall continuously maintain a registered office and a designated and duly qualified agent for service of process on the Company in the State of Delaware as designated from time to time by the Board of Managers.

1.6	Term

The Company shall continue until the Company is terminated, dissolved or liquidated in accordance with this Agreement and the Act. Notwithstanding the dissolution of the Company, the existence of the Company shall continue until termination pursuant to and as provided in Article 8 of this Agreement.

ARTICLE 2.

DEFINITIONS

Capitalized words and phrases used and not otherwise defined elsewhere in this Agreement shall have the following meanings:

“2-Year Period” means the two (2)-year period from the date of Closing (as defined in the Asset Purchase Agreement).

“Act” is defined in the preamble.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Company taxable year or other period, after giving effect to the following adjustments:

(1) Add to such Capital Account the amount that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(2) Subtract from such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Administrative Manager” is defined in Section 6.7.1.

“Affiliate” of a Person means any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. A Person shall be deemed an Affiliate of another Person only so long as such control relationship exists. Notwithstanding the foregoing, a Company Entity shall not be deemed to be an Affiliate of either BB Member or Bluefin Member, except where expressly provided in this Agreement.

“Agreed Equity Value” means an amount equal to (a) the greater of (i) royalties received by the Company in the previous four financial quarters, and (ii) minimum royalties reasonably projected to be realized by the Company in the next four financial quarters, multiplied by (b) 7.0x, less (c) debt (net of cash) set forth on the most recent balance sheet of the Company; provided however, the pro rata share of Agreed Equity Value allocated to Bluefin Member’s Membership Interest shall not be less than $70.0 million.

“Agreement” shall mean this Amended and Restated Limited Liability Company Operating Agreement which shall constitute the limited liability company agreement of the Company within the meaning of the Act.

“Annual Budget” is defined in Section 6.16.1.

“Applicable Law” means, with respect to a Person, any domestic or foreign, national, federal, territorial, state or local constitution, statute, law (including principles of common law), treaty, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, legally binding directive, judgment, decree or other requirement or restriction of any arbitrator or Governmental Authority applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person or any of its Affiliates).

“Asset Purchase Agreement” means the Asset Purchase and Contribution Agreement entered into on the date hereof by and among BB Member, Bebe Studio, Inc., a California corporation (“Bebe Studio, Inc.”), the Company and BB Brand Management LLC, a New York limited liability corporation (“BB Brand Management LLC”).

“Assets” is defined in the Asset Purchase Agreement.

“Assignee” means any Person (a) to whom a Member Transfers all or any part of its Economic Interest in the Company in accordance with this Agreement, and (b) which has not been admitted to the Company as a Substitute Member pursuant to Section 7.6 of this Agreement.

“Available Cash” is defined in Section 4.1.1(b).

“BB Brand Management LLC” is defined in the definition of Asset Purchase Agreement.

“BB Manager” means any of the Managers designated by BB Member to serve on the Board of Managers in accordance with Section 6.2.

“BB Member” is defined in the preamble.

“BB Member Option” is defined in Section 7.2.1.

“Bebe Studio, Inc.” is defined in the definition of Asset Purchase Agreement.

“Bluefin Manager” means any of the Managers designated by Bluefin Member to serve on the Board of Managers in accordance with Section 6.2.

“Bluefin Member” is defined in the preamble.

“Board of Managers” means, at any time, the Board of Managers designated in accordance with Section 6.2.

“Business Day” means any day other than a day on which commercial banks in New York are required or authorized to be closed.

“Business Opportunity” is defined in Section 6.9.8.

“Capital Account” means, with respect to any Member, the capital account maintained for such Member on the Company’s books and records in accordance with the following provisions:

(1) To each Member’s Capital Account there shall be added (a) such Member’s Capital Contributions, (b) such Member’s allocable share of Net Profits and any items in the nature of income or gain that are specially allocated to such Member pursuant to Article 5 or other provisions of this Agreement and (c) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member.

(2) From each Member’s Capital Account there shall be subtracted (a) the amount of (i) cash and (ii) the Gross Asset Value of any Company Assets (other than cash) distributed to such Member pursuant to any provision of this Agreement in its capacity as a Member (for the avoidance of doubt, any payment to a Member pursuant to the terms of any Member Debt Financing or other debt instrument, or any payment pursuant to any license, consulting, services, subcontracting, purchase, lease or other agreement between the Company and such Member or any Affiliates of such Member shall not be treated as a “distribution”), (b) such Member’s allocable share of Net Losses and any items in the nature of expenses or losses that are specially allocated to such Member pursuant to Article 5 or other provisions of this Agreement, and (c) the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed to the Company by such Member (excluding the amount of any such liabilities that were subtracted in determining such Member’s Capital Contributions).

(3) In the event any Interest in the Company is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Interest.

(4) In determining the amount of any liability for purposes of subsections (1) and (2) of this definition, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

(5) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations. In the event that the Board of Managers shall determine that it is prudent to modify the manner in which the Capital Accounts, or any additions or subtractions thereto, are computed in order to comply with such Regulations, the Board of Managers may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Member pursuant to Article 8 upon the dissolution of the Company. The Board of Managers shall also make (a) any adjustments that are necessary or appropriate, in the absence of guidance under applicable Regulations, to maintain equality between the Capital Accounts of the

Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (b) any appropriate modifications in the event that unanticipated events might otherwise cause this Agreement not to comply with Regulations Sections 1.704-1(b) and 1.704-2.

“Capital Contributions” means, with respect to any Member, the total amount of cash and the initial Gross Asset Value of property (other than cash) contributed to the capital of the Company by such Member, whether as a Capital Contribution of Contributed Assets or as a Capital Contribution of other assets.

“Cash” means cash and cash equivalents determined by the Company in good faith consistent with GAAP.

“Certificate” is defined in the recitals.

“Chairman of the Board” is defined in Section 6.3.

“Change in Control” shall be deemed to have occurred, with respect to BB Member, when:

(1) Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (other than Manny Mashouf or his Related Parties) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of shares representing more than fifty percent (50%) of the combined voting power of the then outstanding securities entitled to vote generally in elections of directors of BB Member (the “Voting Stock”); or

(2) BB Member consolidates with or merges into any other Person or any other Person consolidates with or merges into BB Member, and in the case of any such transaction, the outstanding common stock of BB Member is changed or exchanged into other assets or securities as a result, unless the stockholders of BB Member immediately before such transaction own, directly or indirectly immediately following such transaction, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such transaction in substantially the same proportion as their ownership of the Voting Stock immediately before such transaction, or

(3) BB Member conveys, transfers or leases all or substantially all of its assets to any Person.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Company” is defined in the preamble.

“Company Accountant” shall mean initially Mayer Hoffman McCann, P.C. or such other independent accounting firm as appointed from time to time by the Board of Managers.

“Company Assets” means all direct and indirect rights and interests in real and personal property owned by the Company from time to time, and shall include both tangible and intangible property (including Cash).

“Company Entity” means the Company, or any of its directly or indirectly majority owned subsidiaries (whether organized as corporations, limited liability companies or other legal entities).

“Company Exclusivity Provisions” means any exclusivity granted to BB Member and bebe Studio, Inc. in accordance with the License Agreement, provided any of such exclusivity has not been terminated in accordance with the terms of the License Agreement.

“Company IP” means the Assets and all new Proprietary Rights owned or purported to be owned by any Company Entity in connection thereto.

“Company Minimum Gain” has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(1) for the phrase “partnership minimum gain.”

“Confidential Information” has the meaning set forth in Section 6.14.1.

“Contributed Assets” is defined in the recitals.

“Depreciation” means, for each Company taxable year or other period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board of Managers in good faith.

“DGCL” means the General Corporation Law of Delaware, as amended.

“Diffusion Brands” means the Initial Diffusion Brands and any other diffusion brands subject to prior written consent of BB Member, such consent not to be unreasonably withheld, conditioned or delayed.

“Disclosing Party” has the meaning set forth in Section 6.14.1.

“Economic Interest” means a Person’s right to share in allocations of Net Profits, Net Losses and other items of income, gains, losses, deductions and credits hereunder and to receive distributions from the Company as set forth in this Agreement, but does not include any other rights of a Member including, without limitation, the right to vote or to participate in the management of the Company, or, except as specifically provided in this Agreement or required under the Act, any right to information concerning the business and affairs of the Company.

“Effective Date” is defined in the preamble.

“Election Notice” is defined in Section 7.2.1(a).

“Election Period” is defined in Section 7.2.1(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Channels” means (a) mass retail in stores like Walmart and Tesco, (b) lower/mid-tier department stores like J.C. Penney, Kohl’s and Sears and (c) off-price retail (whether brick-and-mortar like T.J. Maxx or Ross, including their online websites (“Off-Price Retailers”) or off-price e-tailers that have no associated brick-and-mortar retail stores, like Gilt or Hautelook (“Off-Price E-Tailers”)), provided however, Excluded Channels shall not include (i) off-price retail (whether Off-Price Retailers or Off-Price E-Tailers) subject to the Off-Price Volume Limitation, (ii) any retailer which is already an approved retailer solely within the scope of the trademark license rights granted under any License as of the Effective Date, (iii) any combination of a retailer and specific channel that is unanimously approved by the Board of Managers after the Effective Date and (iv) direct-to-off-price channels, provided that direct-to-off-price channels (except with respect to the Diffusion Brands) shall not be permitted for the following products (“BB Store Categories”): men’s or women’s apparel, shoes/footwear, eyewear, outerwear, headwear, handbags and small leather goods, swimwear and intimates (e.g., hard and soft home goods, non-apparel accessories, watches, jewelry, luggage and fragrances shall be permitted).

“Final Election Notice” is defined in Section 7.2.1(a).

“Fiscal Year” is defined in Section 6.8.1.

“G&A” means the general and administrative expenses (including any fees paid to Persons that are not Company Entities in respect of general and administrative activities performed for the benefit of any Company Entity) of the Company and the other Company Entities, collectively, computed in accordance with GAAP.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any foreign, domestic, national, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(1) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset on the date of contribution, as determined by the Board of Managers and the contributing Member; provided that the initial Gross Asset Value of the Contributed Assets is equal to $35,000,000.

(2) The Gross Asset Value of all Company Assets immediately prior to the occurrence of any event described in subsections (a) through (d) hereof shall be adjusted to equal their respective gross fair market values, in accordance with the applicable valuation provisions of this Agreement, or if there are no such provisions, as determined by the Board of Managers using such reasonable method of valuation as the Board of Managers may adopt, as of the following times:

(a) the acquisition of an additional Membership Interest in the Company (other than in connection with the execution of this Agreement) by a new or existing Member in exchange for more than a de minimis Capital Contribution, if the Board of Managers reasonably determines that such adjustment is necessary or appropriate to reflect the relative Economic Interests of the Members in the Company;

(b) the distribution by the Company to a Member of more than a de minimis amount of Company Assets as consideration for an Economic Interest or Membership Interest in the Company, if the Board of Managers reasonably determines that such adjustment is necessary or appropriate to reflect the relative Economic Interests of the Members in the Company;

(c) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and

(d) at such other times as the Board of Managers shall reasonably determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2.

(3) The Gross Asset Value of any Company Asset distributed to a Member shall be the gross fair market value of such Company Asset on the date of distribution, as determined by the Board of Managers.

(4) The Gross Asset Values of Company Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such Company Assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (4) of this definition to the extent that the Board of Managers reasonably determines that an adjustment pursuant to subsection (2) of this definition above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (4) of this definition.

(5) If the Gross Asset Value of a Company Asset has been determined or adjusted pursuant to subsections (1), (2) or (4) of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Company Asset for purposes of computing Net Profits and Net Losses.

“Indemnified Loss” is defined in Section 6.9.1.

“Indemnifying Member” is defined in Section 9.6.2.

“Indemnitee” is defined in Section 6.9.1.

“Insolvency Proceeding” means, with respect to BB Member, (i) a general assignment by BB Member for the benefit of its creditors or any proceeding instituted by or against BB Member seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, dissolution, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property and, solely in the case of any such proceeding instituted against BB Member (but not instituted by BB Member), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur or (ii) BB Member shall take any action to authorize any of the actions set forth in clause (i) above

“Initial Capital Contribution” means the initial Capital Contribution of each Member, as set forth on Exhibit A as of the Effective Date.

“Initial Diffusion Brands” means the brand names, logos and word phrases set forth in Exhibit C, which may be used in any font, color, size, style, design or similar variance.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“License Agreement” means the license agreement entered into on the date hereof by and among the Company, BB Member and Bebe Studio, Inc.

“License” is defined in the Asset Purchase Agreement.

“Liquidators” is defined in Section 8.6.1.

“Managers” means at any time the individuals elected in accordance with Section 6.2 to serve on the Board of Managers.

“Member” means a Person owning a Membership Interest, including any Substitute Member.

“Member Debt Financing” means a loan to the Company directly from a Member or any of its Affiliates.

“Member Guarantee” means a guarantee by a Member or its Affiliates issued to a Person other than a Member or its Affiliates guaranteeing any lease or debt financing provided to a Company Entity by such Person.

“Member Guaranteed Financing” means any lease or debt financing from a Person other than a Member or its Affiliates that is guaranteed by a Member Guarantee.

“Member Minimum Gain” means “partner nonrecourse debt minimum gain” as defined in Regulations Section 1.704-2(i)(2).

“Member Nonrecourse Debt” means “partner nonrecourse debt” as set forth in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” means “partner nonrecourse deductions” as set forth in Regulations Section 1.704-2(i).

“Membership Interest” or “Interest” means the entire ownership interest of a Member in the Company at any particular time, including without limitation, the Member’s Economic Interest, any and all rights to vote and otherwise participate in the Company’s affairs, and the rights to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement. A Membership Interest may be expressed as a number of Units.

“Net Profits” or “Net Losses” means, for each Company taxable year or other period, an amount equal to the Company’s taxable income or loss for such year or period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(1) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be added to such taxable income or loss;

(2) Any expenditure of the Company described in Code Section 705(a)(2)(B) or treated as a Code Section 705(a)(2)(B) expenditure pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this subsection (2) of this definition, shall be subtracted from such taxable income or loss;

(3) Gain or loss resulting from any disposition of Company Assets where such gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Company Assets disposed of, notwithstanding that the adjusted tax basis of such Company Assets differs from its Gross Asset Value;

(4) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Company taxable year or other period;

(5) To the extent an adjustment to the adjusted tax basis of any asset included in Company Assets pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for the purposes of computing Net Profits and Net Losses;

(6) If the Gross Asset Value of any Company Asset is adjusted in accordance with subsection (2) or subsection (3) of the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain (if the adjustment increases the Gross Asset Value of the asset) or loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset for purposes of computing Net Profits or Net Losses; and

(7) Notwithstanding any other provision of this definition, any items of income, gain, loss or deduction that are specially allocated pursuant to Section 5.2 shall not be taken into account in computing Net Profits or Net Losses. The amount of items of income, gain, loss and deduction available to be specially allocated shall be determined using principles analogous to those set forth in this definition.

The Members acknowledge and agree that for financial accounting purposes the results of the Company’s operations will be reported in accordance with GAAP and that Net Profits, Net Losses, and the items taken into account in determining Net Profits and Net Losses, for any Fiscal Year shall be taken into account for financial accounting purposes only if, when and to the extent required or permitted to be taken into account in accordance with GAAP and that GAAP may require or permit that other items be taken into account.

“Next Distribution Date” is defined in Section 9.6.2.

“Non-Convertible Note” is defined in Section 3.6.3.

“Non-Transferring Member” is defined in Section 7.2.3.

“Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Off-Price Volume Limitation” is defined in the definition of “Pre-Approved License Agreement”.

“Offer Notice” is defined in Section 7.2.3.

“Offer Price” is defined in Section 7.2.3.

“Off-Price E-Tailers” is defined in the definition of “Excluded Channels.”

“Off-Price Retailers” is defined in the definition of “Excluded Channels.”

“Off-Price Volume Limitation” is defined in the definition of “Pre-Approved License Agreement.”

“Operating Expense” is defined in Section 6.16.2.

“Option Period” is defined in Section 7.2.1(a).

“Participate” shall include (a) participation in conferences, meetings or Proceedings with any Governmental Authority, the subject matter of which includes an item for which BB Member may have liability pursuant to Article 11 of the Asset Purchase Agreement, (b) participation in appearances before any court or tribunal, the subject matter of which includes an item for which a party may have liability pursuant to Article 11 of the Asset Purchase Agreement, and (c) with respect to matters described in the preceding clauses (a) and (b), participation in the submission and determination of the content of the documentation, protests, memoranda of fact and law, and briefs, and the conduct of oral arguments and presentations.

“Percentage Interest” means, with respect to a Member holding one or more Units, its Interest in the Company as determined by dividing the number of Units owned by such Member by the total number of Units of the Company then outstanding as specified in Exhibit A attached hereto, as such exhibit may be modified or supplemented from time to time in accordance with the terms of this Agreement.

“Permitted Transfer” means any Transfer pursuant to Section 7.2.

“Person” means any person or entity, whether an individual, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture, other legal entity or Governmental Authority.

“Pre-Approved License Agreement” means a license agreement with respect to Company IP that (a) (i) does not violate the Company Exclusivity Provisions, (ii) does not grant a license to use the Company IP in Excluded Channels, (iii) has a wholesale royalty rate of at least 5.25%, (iv) has an initial duration of no longer than five and one-half (5.5) years with no more than two (2) renewals of five (5) years each, (v) includes reasonable and customary product approval procedures, (vi) does not allow the licensee for BB Store Categories to sell more than 40% of the BB Store Categories governed by the license agreement to Off-Price Retailers and Off-Price E-Tailers, provided that not more than 20% of such BB Store Categories may be sold to Off-Price E-Tailers, in each case in any contract year (as defined in such license agreement) without the use of a Diffusion Brand (the “Off-Price Volume Limitation”), (vii) contains provisions that permit the Company to terminate such license agreement (after notice and reasonable cure periods not to exceed ninety (90) days) if the related licensee (1) fails to pay any royalties or other amounts due under such license agreement, (2) sells, distributes or ships non-licensed products or licensed products outside the territory or outside of the channels of distribution specified in such license agreement or (3) otherwise materially breaches the terms of the license agreement, (viii) does not involve the sale of merchandise directly with any licensees that operate specialty retail or outlet stores in North America in a manner that has the effect of circumventing the Company Exclusivity Provisions or indirectly to licensees that sell product to any newly created or modified retail or outlet stores that primarily carry “bebe” branded products and (ix) contains an indemnity by the licensee in favor of the Company consistent with the indemnity obligations of the Company as set forth in the License Agreement; (b) is a License, as renewed, amended, supplemented or otherwise modified from time to time after the date of this Agreement, whether or not such License satisfies the criteria set forth in clause (a) of this definition, provided that any such renewal, amendment, supplement or other modification does not contravene the criteria set forth in clause (a) of this definition to a greater extent than prior to such renewal, amendment, supplement or other modification; (c) is a new license agreement for a category that was permitted under a License or license agreement unanimously approved by the Board of Managers that has expired or been terminated, whether or not such new license agreement satisfies the criteria set forth in clause (a) of this definition, provided that any such new license agreement for such category, or any renewal, amendment, supplement or other modification thereof, does not contravene the criteria set forth in clause (a) of this definition to a greater extent than such License or license agreement unanimously approved by the Board of Managers for such category that has expired or been terminated; or (d) is unanimously approved by the Board of Managers, whether or not such license agreement satisfies the criteria set forth in clause (a) of this definition.

“Proceeding” means actions, suits, hearings, arbitrations, proceedings (public or private), investigations, examinations, audits or claims brought by or against any Governmental Authority.

“Proprietary Rights” means all right, title and interest in, to and under the following, in any jurisdiction: (a) Trademarks; (b) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, database rights, and all applications and registrations in connection therewith; (c) trade secret rights and rights in other confidential or proprietary information, including know-how, customer data, techniques, protocols, methods, formulae, algorithms, technical data, customer and supplier lists; (d) rights in software; (e) other intellectual property or proprietary rights; and (f) and any rights corresponding to any of the foregoing.

“Provisional Election Notice” is defined in Section 7.2.1(a).

“Purchase Period” is defined in Section 7.2.1(a).

“Purchase Price” is defined in Section 7.2.1.

“Receiving Party” has the meaning set forth in Section 6.14.1.

“Regulations” means temporary and final Treasury Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding Treasury Regulations).

“Regulatory Allocations” is defined in Section 5.2.8.

“Related Party” of any Person means such Person’s Affiliates, heirs, executors, administrators, estate, successors and assigns.

“Retained URLs” means www.bebe.com, www.bebeoutlets.com and www.2bstores.com.

“ROFO Notice” is defined in Section 7.2.3.

“ROFO Period” is defined in Section 7.2.3.

“Safe Harbors” is defined in Section 7.8.

“Sale Period” is defined in Section 7.2.4.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Substitute Member” means any Person (a) to whom a Member (or Assignee thereof) Transfers all or any part of its Interest in the Company, and (b) which has been admitted to the Company as a Substitute Member pursuant to Section 7.6.

“Tax Matters Partner” is defined in Section 9.6.1.

“Trademarks” means trademark, trade name, service name, trade dress and service mark rights, domain names, hashtags, social media pages and all applications and registrations in connection therewith, and all goodwill associated with each of the foregoing.

“Transaction Documents” means this Agreement, the Asset Purchase Agreement and the License Agreement.

“Transfer” (including, with correlative meaning, the term “Transferred”) means, with respect to any Membership Interest in the Company or portion thereof, a sale, conveyance, exchange, assignment, pledge, encumbrance, gift, bequest, hypothecation or other transfer or disposition by any other means, whether for value or no value and whether voluntary or involuntary (including, without limitation, by operation of law), or an agreement to do any of the foregoing, provided, however, (a) any change in ownership of the voting stock of a Member, including a Change of Control described in paragraph (1) or (2) of the definition “Change in Control,” and (b) any pledge or encumbrance of the Membership Interest as security for debt obtained by BB Member all or a portion of the proceeds of which are paid to Bluefin Member to satisfy the Purchase Price in connection with the exercise of the BB Member Option shall not constitute a Transfer.

“Transfer Shares” is defined in Section 7.2.3.

“Transferring Member” is defined in Section 7.2.3.

“Unit” means, with respect to a Membership Interest, a fractional, undivided share of such Membership Interest issued pursuant to Article 3 of this Agreement. A Membership Interest may include a fractional Unit. As of the date hereof, the Units are held by the Members in accordance with Exhibit A, which Exhibit will be updated from time to time in accordance with the terms of this Agreement.

“Valuation Amount” is defined in Section 7.2.3.

“Voting Stock” is defined in the definition of “Change in Control.”

ARTICLE 3.

CAPITAL; CAPITAL ACCOUNTS AND MEMBERS; FINANCING

3.1	Initial Capital Contributions of Members

3.1.1 BB Member. The Members acknowledge and agree that BB Member has contributed (or has caused its Affiliates to contribute on its behalf) to the Company the Contributed Assets and cash as an Initial Capital Contribution, in the aggregate amount set forth on Exhibit A as of the Effective Date, and this transaction shall be treated by BB Member and the Company for federal income tax purposes as a contribution of property to the Company in exchange for an interest in the Company pursuant to Section 721(a) of the Code.

3.1.2 Bluefin Member. The Members acknowledge and agree that Bluefin Member has contributed to the Company cash as an Initial Capital Contribution, in the amount set forth on Exhibit A as of the Effective Date, and this transaction shall be treated by Bluefin Member and the Company for federal income tax purposes as a contribution of property to the Company in exchange for an interest in the Company pursuant to Section 721(a) of the Code.

3.1.3 Capital Account Balances. The names, addresses, initial Capital Account balances of each Member (after giving effect to the transactions described in Sections 3.1.1 and 3.1.2), Percentage Interests of, and number of Units owned by, the Members are as set forth on Exhibit A. The Board of Managers shall cause Exhibit A to be updated upon the issuance or Transfer of any Units to any new or existing Member in accordance with this Agreement.

3.2	Additional Capital Contributions by Members

Except as provided in Section 3.1, no Member shall be required to make any additional Capital Contributions to the Company. However, a Member may make any additional Capital Contributions to the Company with the written consent of the other Member. To the extent that a Member makes an additional Capital Contribution to the Company, the Board of Managers shall cause Exhibit A to be updated to reflect an increase in the Units of the contributing Member that fairly and equitably reflects the value of its additional Capital Contribution in relation to the aggregate amount of all Capital Contributions made by the Members.

3.3	Capital Accounts

A Capital Account shall be established and maintained by the Company for each Member in accordance with the terms of this Agreement.

3.4	Member Capital

Except as otherwise provided in this Agreement or with the prior vote of the Board of Managers: (a) no Member shall demand or be entitled to receive a return of or interest on any portion of its Capital Contributions or balance in its Capital Account; (b) no Member shall withdraw any portion of its Capital Contributions or receive any distributions from the Company as a return of capital on account of such Capital Contributions; and (c) the Company shall not redeem or repurchase the Membership Interest of any Member, provided that any such return, distribution or redemption that is permitted hereunder shall be pro rata based upon the Members’ respective Percentage Interests.

3.5	Liability of Members

Except as otherwise required by any non-waivable provision of the Act or other Applicable Law and except as provided in this Agreement or other agreements between the Company and one or more Members or their Affiliates, no Member shall be personally liable in any manner whatsoever for any debt, liability or other obligation of the Company, whether such debt, liability or other obligation arises in contract, tort, or otherwise solely by reason of being a Member.

3.6	Financing

3.6.1 Sources. The Board of Managers shall be responsible for determining the type of financing required to fund the operations of the Company, which may include issuing equity to Members or through transactions in public or private markets, or incurring debt from Members or from public, private or bank markets with or without a Member Guarantee; provided, however, that no Member Debt Financing or Member Guarantee shall affect a Member’s respective Membership Interest. In considering financing options, the Board of Managers shall seek any financing in the following order of priority:

(a) lease and debt financing and other similar financing from Persons other than Members or their Affiliates without a Member Guarantee; then

(b) Member Guaranteed Financing guaranteed by Bluefin Member; then

(c) Member Debt Financing from Bluefin Member; then

(d) any other sources of funding.

3.6.2 Approval. Any financing from a Person other than Members or their Affiliates or a Member Guaranteed Financing shall be on commercially reasonably terms and subject to the Board of Managers’ consent, such consent to not be unreasonably withheld, conditioned or delayed.

3.6.3 Note. If a Member elects to provide Member Debt Financing to the Company, the Company shall issue to such Member a non-convertible note in the amount of such Member’s funding of the Member Debt Financing (“Non-Convertible Note”). Each Non-Convertible Note shall bear interest at an interest rate and contain terms and conditions reasonably acceptable to such Member and the Company (pursuant to a unanimous approval of the Board of Managers) determined at the time of such funding.

ARTICLE 4.

DISTRIBUTIONS

4.1	Distributions of Cash Available for Distribution

4.1.1 Cash Reserve and Interim Distributions. Subject to applicable legal and contractual restrictions and to Section 4.2 and Article 8, available Company cash balances will be treated as follows (in the following order of priority):

(a) First, cash will be retained in the Company in an amount sufficient to fund the Company’s operations, in accordance with the Annual Budget, including a reserve which may be in an amount up to $1,000,000, as determined by the Administrative Manager, or such greater amount determined unanimously by the Board of Managers. Such amount (i) will take into consideration scheduled debt service, lease and other payments to third parties, payments of amounts due to either Member or their respective Affiliates pursuant to intellectual property license agreements, distribution agreements, consulting agreements, services agreements, subcontracting agreements, lease agreements and other similar agreements, and scheduled debt service payments, but (ii) will not otherwise include any of the uses of funds described in Sections 4.1.1(b) below; and

(b) Second, at least 80% of any excess Cash remaining (“Available Cash”) will be distributed on a quarterly basis to the Members pro rata based on their Percentage Interests at the time of such distribution unless the Board of Managers decides otherwise.

4.2	Distributions Upon Liquidation

Distributions made in conjunction with the final liquidation of the Company shall be applied or distributed as provided in Article 8 hereof.

4.3	Withholding

The Company may withhold amounts in respect federal, state, local or foreign taxes that the Board of Managers determines the Company is required to withhold or pay pursuant to any Applicable Law with respect to any amount distributable or allocable to each Member pursuant to this Agreement, and each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member such amount of federal, state, local or foreign taxes. Any amounts withheld pursuant to this Section 4.3 shall be treated as having been distributed to such Member. Any amount of taxes paid by the Company on behalf of or with respect to a Member pursuant to this Section 4.3, which amount is not attributable to amounts that have been withheld with respect to such Member pursuant to this Section 4.3, shall be deemed to be an advance against the next distributions that would otherwise be made to such Member, and such amount shall be satisfied by offset from such next distributions. Each Member hereby represents that it has provided to the Company IRS Form W-9 and that it has provided or will from time to time provide such other forms or documents as may reasonably be required in order to establish the status of such Member for purposes of the tax laws of any applicable jurisdiction. Each Member agrees to indemnify and hold harmless the Company (and any Person acting on the Company’s behalf) from any liability imposed on the Company for (i) any action taken by the Company in reliance upon such representation of tax withholding status or (ii) any failure to withhold from any amount distributable or allocable, or deemed distributable or allocable, to such Member pursuant to this Agreement. A Member’s obligations hereunder shall survive the dissolution, liquidation or winding up of the Company.

4.4	Distributions in Kind

(a) No right is given to any Member to demand or receive any distribution of property other than cash as provided in this Agreement. Upon a vote of the Board of Managers, the Board of Managers may determine, in its sole and absolute discretion, to make a distribution in kind of Company Assets to the Members, and such Company Assets shall be distributed in such fashion as to ensure that the fair market value thereof (as determined by the Board of Managers) is distributed, and any items of gain or loss resulting from such distribution are allocated, in accordance with this Article 4 and Articles 5 and 8 hereof.

(b) Unless all of the Members agree otherwise in writing, any distribution in kind of Company Assets shall be made to the Members in undivided interests in proportions reflecting the manner in which the equivalent amount of cash would be distributed pursuant to Sections 4.1.1(b) or 8.6.1(d), as applicable.

4.5	Limitations on Distributions

Notwithstanding any provision to the contrary contained in this Agreement, neither the Company nor the Board of Managers, on behalf of the Company, shall be required to or shall knowingly make a distribution to any Member or the holder of any Economic Interest on account of its Membership Interest or Economic Interest in the Company (as applicable) in violation of the Act or other Applicable Law.

ARTICLE 5.

ALLOCATIONS OF NET PROFITS AND NET LOSSES

5.1	General Allocation of Net Profits and Losses

5.1.1 Net Profits and Net Losses shall be determined and allocated with respect to each taxable year of the Company as of the end of such taxable year, at such times as the Gross Asset Value of any Company Asset is adjusted pursuant to subsection (2) or subsection (3) of the definition of “Gross Asset Value,” and at such other times, if any, as the Board of Managers shall determine is appropriate for purposes of administering this Agreement. Subject to the other provisions of this Agreement, an allocation to a Member of a share of Net Profits or Net Losses shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Profits or Net Losses.

5.1.2 Subject to the other provisions of this Article 5, Net Profits, Net Losses and any other items of income, gain, loss and deduction for any Company taxable year shall be allocated in proportion to the Members’ respective Percentage Interests.

5.2	Regulatory Allocations

Notwithstanding the foregoing provisions of this Article 5, the following special allocations shall be made in the following order of priority:

5.2.1 If there is a net decrease in Company Minimum Gain during a Company taxable year, then, to the extent required by Regulations Section 1.704-2(f), each Member shall be specially allocated items of Company income and gain for such taxable year (and, if necessary, for subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g)(2). This Section 5.2.1 is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

5.2.2 If there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Company taxable year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall, to the extent required by Regulations Section 1.704-2(i)(4), be specially allocated items of Company income and gain for such taxable year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in a manner consistent with the provisions of Regulations Section 1.704-2(g)(2). This Section 5.2.2 is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

5.2.3 If any Member unexpectedly receives an adjustment, allocation, or distribution of the type contemplated by Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), and after receiving such adjustment, allocation, or distribution, such Member has an Adjusted Capital Account Deficit, items of income and gain shall be specially allocated to all such Members (in proportion to the amounts of their respective Adjusted Capital Account Deficits) in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit of such Member as quickly as possible. This Section 5.2.3 is intended to constitute a “qualified income offset” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

5.2.4 If the allocation of Net Loss to a Member as provided in Section 5.1 would create or increase an Adjusted Capital Account Deficit for such Member, there shall be allocated to such Member only that amount of Net Loss as will not create or increase an Adjusted Capital Account Deficit. The Net Loss that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated to the other Members in accordance with their relative Percentage Interests, subject to the limitations of this

Section 5.2.4. If, after the allocation of Net Loss pursuant to the preceding two sentences, no additional amount of Net Loss can be allocated to any Member without creating or increasing an Adjusted Capital Account Deficit for such Member, then Net Loss shall be allocated to the Members in accordance with their relative Percentage Interests. This Section 5.2.4 is intended to implement the alternate test for economic effect set forth in Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

5.2.5 To the extent that an adjustment to the adjusted tax basis of any Company Asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

5.2.6 The Nonrecourse Deductions for each taxable year of the Company shall be allocated to the Members in proportion to their Percentage Interests.

5.2.7 The Member Nonrecourse Deductions shall be allocated each year to the Member that bears the economic risk of loss (within the meaning of Regulations Section 1.752-2) for the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable.

5.2.8 The allocations set forth in Sections 5.2.1, 5.2.2, 5.2.3, 5.2.4, 5.2.5, 5.2.6 and 5.2.7 (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding the provisions of Section 5.1.2, the Regulatory Allocations shall be taken into account by the Board of Managers in specially allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. In exercising its discretion under this Section 5.2.8, the Board of Managers shall take into account future Regulatory Allocations that, although not yet made, are likely to offset other Regulatory Allocations previously made.

5.3	Tax Allocations

5.3.1 Except as provided in Section 5.3.2, for income tax purposes under the Code and the Regulations and for purposes of applicable state and local law, each Company item of income, gain, loss and deduction shall be allocated between the Members in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to this Article 5.

5.3.2 Tax items with respect to Company Assets that are contributed to the Company with a Gross Asset Value that varies from its basis in the hands of the contributing

Member immediately preceding the date of contribution shall be allocated between the Members for income tax purposes pursuant to Regulations promulgated under Code Section 704(c) or, if applicable, corresponding provisions of applicable state or local law so as to take into account such variation. The Company shall account for such variation under the remedial allocation method described in Regulations Section 1.704-3(d). If the Gross Asset Value of any Company Asset is adjusted pursuant to subsection (2) of the definition of “Gross Asset Value,” subsequent allocations of income, gain, loss and deduction with respect to such Company Asset shall take account of any variation between the adjusted basis of such Company Asset for federal income tax purposes and its Gross Asset Value under any permissible method set forth in Regulations Section 1.704-3 as determined by the Board of Managers. Any tax credits will be allocated to the Members in accordance with the requirements of applicable tax law. Allocations pursuant to this Section 5.3.2 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profits, Net Losses and any other items or distributions pursuant to any provision of this Agreement.

5.4	Other Provisions

5.4.1 For any Company taxable year during which any Membership Interest or Economic Interest or portion thereof is Transferred between the Members or to another Person or is otherwise disposed of or acquired, or there is for any other reason a change in the Members’ respective Percentage Interests, the portion of the Net Profits, Net Losses and other items of income, gain, loss, deduction and credit with respect to such Membership Interest or Economic Interest or portion thereof shall be allocated and, to the extent necessary apportioned, under any method allowed pursuant to Section 706 of the Code and the applicable Regulations, as reasonably determined by the Board of Managers; provided, that the Board of Managers shall, to the extent permitted under the Code and the applicable Regulations, utilize consistent methods with respect to the same or substantially similar transactions and items in making such allocations or apportionments with respect to all such changes in the Members’ respective Percentage Interests, whether occurring within a single Company taxable year or in different Company taxable years.

5.4.2 In the event that the Code or any Regulations require allocations of items of income, gain, loss, deduction or credit different from those set forth in this Article 5, the Board of Managers is hereby authorized to make new allocations in reliance on the Code and such Regulations, and no such new allocation shall give rise to any claim or cause of action by any Member, provided that such allocations are consistent with the advice of the Company Accountant or tax counsel and are not likely to alter materially the amounts which each Member is entitled to receive under the terms of this Agreement.

5.4.3 For purposes of determining a Member’s proportional share of the Company’s “excess nonrecourse liabilities” within the meaning of Regulations Section 1.752-3(a)(3), each Member’s interest in Net Profits shall be such Member’s Percentage Interest.

5.4.4 All matters concerning the allocations and other determinations provided for in this Article 5 and any accounting procedures not expressly provided for in this Agreement shall be determined by the Board of Managers in a manner consistent with the terms and intent of this Agreement.

ARTICLE 6.

MANAGEMENT AND OPERATIONS

6.1	Board of Managers

6.1.1 Powers. Except as otherwise expressly provided in this Agreement, all management powers over the business, property and affairs of the Company are exclusively vested in a board of Managers (the “Board of Managers”), and no Member shall have any right to participate in or exercise control or management power over the business and affairs of the Company or otherwise to bind, act or purport to act on behalf of the Company in any manner. Subject to the limitations set forth in this Agreement, the Board of Managers shall have all the rights and powers that may be possessed by a manager under the Act, which shall include, without limitation, the power to incur indebtedness, the power to enter into agreements and commitments of all kinds, the power to manage, acquire and dispose of Company Assets, and all ancillary powers necessary or convenient as to the foregoing. Unless authorized by a vote of the Board of Managers or otherwise set forth in this Agreement, no individual Manager may act for the Board of Managers or have authority to bind the Company. The Managers shall devote such time to the business and affairs of the Company as is reasonably necessary for the performance of their duties, but shall not be required to devote full time to the performance of such duties.

6.2	Number of Managers; Appointment of Managers

The Board of Managers shall initially consist of four (4) individuals (each such individual, a “Manager”). Two (2) of the Managers shall be appointed by BB Member and two (2) of the Managers shall be appointed by Bluefin Member. Unless a Manager resigns (including death or retirement) or is removed, each Manager shall hold office until a successor shall have been duly elected in accordance with this Section 6.2. Any Manager may be removed for cause in accordance with Applicable Law. In addition, each Member having the right to nominate a Manager or Managers pursuant to this Section 6.2 shall also have the right, in its sole discretion, to remove such Manager or Managers at any time, by delivery of written notice to the other Members, the Company and the Manager(s) to be removed. In the case of a vacancy in the office of a Manager for any reason (including by reason of death, resignation, retirement or removal pursuant to the preceding sentence), the vacancy shall be filled by the Member that nominated the Manager in question. BB Member hereby selects Manny Mashouf and Walter Parks to serve on the initial Board of Managers. Bluefin Member hereby selects Joseph Gabbay and Ralph Gindi to serve on the initial Board of Managers.

6.3	Chairman of the Board of Managers

A Chairman of the Board of Managers (the “Chairman of the Board”) shall preside at all meetings of the Board of Managers. The Chairman of the Board will be appointed by a majority of the Board of Managers and neither Member will have an approval right.

6.4	Meetings of Members and of the Board of Managers; Quorum

6.4.1 Member Meetings. At any time, and from time to time, the Board of Managers may, but shall not be required to, call meetings of the Members. Written notice of any such meeting (which may be provided via facsimile) shall be given to all Members not less than five (5) Business Days nor more than thirty-five (35) Business Days prior to the date of such meeting. Each meeting of the Members shall be conducted by the Chairman of the Board of Managers or any designee thereof. The Members shall be permitted to take any actions on behalf of the Company that are expressly authorized activities of the Company under this Agreement and have been specifically requested by the Company in writing, other than any actions specifically delegated to the Board of Managers or the Administrative Manager in this Agreement. Each Member may authorize any Person (provided such other Person is an officer of the Member or its parent company) to act for it or on its behalf on all matters in which the Member is entitled to participate. Each proxy must be signed by a duly authorized officer of the Member. All other provisions governing, or otherwise relating to, the holding of meetings of the Members, shall from time to time be established in the sole discretion of the Board of Managers. Interpreters will be provided for any meeting of the Members, at the cost of the Company, upon the request of any Member.

6.4.2 Action by Member Consent. Any action which may be taken at any meeting of the Members, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken is executed by all Members.

6.4.3 Board Meetings. The Board of Managers shall hold meetings at least once per every calendar quarter. The presence of all four (4) Managers, in each case, in person or by telephone conference or by other means of communications acceptable to the Board of Managers, shall be necessary and sufficient to constitute a quorum for the purpose of taking action by the Board of Managers at any meeting of the Board of Managers.

6.4.4 Notice; Waiver. The regular quarterly meetings of the Board of Managers described in Section 6.4.3 shall be held upon not less than five (5) Business Days written notice. Additional meetings of the Board of Managers may be held at the request of any Manager, upon not less than five (5) Business Days written notice (which may be provided via facsimile or other manner provided in Section 9.5) or telephonic notice to each Manager (which notice shall be provided to the other Managers by the requesting Manager). The presence of any Manager at a meeting (including by means of telephone conference or other means of communications acceptable to the Board of Managers) shall constitute a waiver of notice of the meeting with respect to such Manager.

6.4.5 Voting of Managers. Except as otherwise expressly provided in this Agreement, all actions, determinations or resolutions of the Board of Managers shall require the affirmative vote or consent of a majority of the Board of Managers present at any meeting at which a quorum is present. Each Manager shall be entitled to one (1) vote. The Board of Managers may act without a meeting if the action is consented to in advance or subsequently ratified, in each case in writing, by the requisite number of Managers that would have been required at a meeting of the Board of Managers with all Managers present.

6.4.6 Meetings by Telecommunications. Unless the Act otherwise provides, members of the Board of Managers shall have the right to participate in all meetings of the Board of Managers by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time and participation by such means shall constitute presence in person at a meeting.

6.5	Actions Requiring a Unanimous Vote of the Board of Managers

The Company and the Administrative Manager may not, and no Member or Manager may cause the Company or the Administrative Manager to, take any of the following actions without the unanimous approval of the Board of Managers:

(a) issue equity or change the equity capital structure of any Company Entity;

(b) incur any debt for borrowed money;

(c) enter into any business other than in accordance with Section 1.4;

(d) subject to Section 6.10.2, enter into, amend, modify, cancel, terminate or waive any terms of a License, a license agreement or a distribution agreement for Company IP if such amendment, modification, cancellation, termination or waiver would result in a violation of the definition of Pre-Approved License Agreement;

(e) effect any resolution to wind-up any Company Entity or effect the filing of any application or petition for bankruptcy, reorganization or other similar proceedings under Applicable Laws with respect to any Company Entity;

(f) effect a merger or consolidation (in a transaction or series of transactions) in which the Company is not the surviving entity or in which the Company is the surviving entity but in either case in which the Membership Interests or Units possessing fifty percent (50%) or more of the total combined Membership Interests or Units are transferred to a Person or Persons different than those who held such interests immediately prior to the merger or consolidation or the initial transaction culminating in such merger or consolidation;

(g) effect any disposition of, assets (including through a transfer of equity securities), other than a disposal of Company IP pursuant to Section 6.18.2, by a Company Entity or Company Entities (including by merger, consolidation or otherwise) that comprise greater than twenty percent (20%) of the fair market value of the assets of the Company Entities taken as a whole;

(h) effect any distribution from the Company to its Members other than in cash or any distribution in cash other than in accordance with Article 4 of this Agreement;

(i) enter into any contract or other arrangement, whether written or oral, with Joseph Gabbay, Ralph Gindi or Bluefin Member or any of their respective Affiliates other than with the Administrative Manager or with respect to the payment of the Operating Expense to Bluefin Member or its designee;

(j) incur any expenses other than the Operating Expense or expenses contemplated by the applicable Annual Budget;

(k) sell or transfer any Company IP other than a disposal in accordance with Section 6.18.2;

(l) amend the Certificate or the charter documents of any Company Entity (other than this Agreement);

(m) commence any litigation with respect to Company IP (other than pursuant to Section 6.7.1(b) or 6.7.1(c));

(n) make any election or otherwise take any action to cause the Company to cease to be treated as a partnership for federal and applicable state income tax purposes; or

(o) enter into any Trademark co-existence agreements that would affect the Company IP or restrict the right of BB Member or any Affiliate of BB Member to sell products sold as of the Effective Date by BB Member or any Affiliate of BB Member pursuant to the License Agreement.

6.6	Compensation of Managers

Except for reimbursement from the Company for out-of-pocket costs and expenses incurred by the Managers in the performance of their duties, the Managers shall not be entitled to any other compensation in their capacities solely as Managers unless otherwise agreed upon in writing by all of the Members or except as expressly set forth in this Agreement.

6.7	Administrative Manager

6.7.1 Subject to the provisions hereof, the day-to-day administrative affairs of the Company shall be operated and managed by Bluefin Member or any designee appointed by Bluefin Member (in such capacity, the “Administrative Manager”). The Administrative Manager shall have the following responsibilities (to be exercised in the sole discretion of the Administrative Manager, and none of which shall require approval by the Board of Managers (except as set forth in Section 6.5), any Members (except as set forth in Section 6.17) or any other Person):

(a) arranging or providing for back-office services, including administering the License Agreement, Pre-Approved License Agreements and other Company contracts, trademark registration and maintenance (subject to Section 6.18), accounting, finance, tax and treasury functions, and incurring costs relating thereto;

(b) commencing any litigation to prosecute, defend or enforce any right or claim for payment of royalties or other fees with respect to any License, Pre-Approved

License Agreement or any other license agreement or distribution agreement to which the Company is a party, or retaining counsel to defend any claim, demand or litigation with respect thereto, without consent of the Board of Managers, any Manager or any Members but providing three (3) Business Days’ prior written notice to BB Member prior to commencing any such litigation or retaining such counsel;

(c) commencing any litigation to prosecute, defend or enforce any right or claim (other than for payment of royalties or other fees) with respect to any License, Pre-Approved License Agreement or any other license agreement or distribution agreement to which the Company is a party, or retaining counsel to defend any claim, demand or litigation with respect thereto, with consent of BB Member, provided that if BB Member does not respond to the Administrative Manager in writing within five (5) Business Days’ after the Administrative Manager provides written notice to BB Member of its proposal to commence litigation or retain counsel with a reasonably detailed description of the proposal to enable BB Member to determine the nature, cost and impact of the litigation, then BB Member shall be deemed to have consented to the Administrative Manager’s request to commence such litigation or retain such counsel;

(d) negotiating and entering into license agreements and distribution agreements and amendments, modifications and waivers of provisions thereof and of Licenses, provided that, subject to Section 6.10.2, such license agreements and distribution agreements and such amendments, modifications and waivers would not result in a violation of the definition of Pre-Approved License Agreement;

(e) approving product of license partners (provided that the Administrative Manager may only approve products of license partners that are consistent with the quality level acceptable in the applicable US channels of distribution, or the equivalent channels of distribution in other jurisdictions with similar quality levels, where such product is permitted to be sold, preparing the Annual Budget and approving the incurrence of expenses in accordance with the Annual Budget;

(f) preparing style guides, quality control documents or procedures,

(g) keeping and maintaining, or cause to be kept and maintained, in accordance with the provisions of Section 6.8.1, books and records of accounts of the properties and business transactions of the Company, including accounts of its assets, liabilities, receipts, disbursements, gains, losses and capital;

(h) depositing all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board of Managers, and disbursing the funds of the Company as may be ordered by the Board of Managers;

(i) (i) providing employees for service to the Company, arranging for the hiring and firing of necessary personnel of the Company, or engaging and terminating consultants to the Company, and (ii) providing or arranging for reasonably adequate office space for the use of the Company (initially within the existing office facility of Bluefin Member), and incurring costs relating thereto;

(j) subject to Section 6.5(d), identifying third parties with interest in potentially licensing one or more of the Company’s Trademarks, and arranging for meetings with such third parties and negotiating Licenses for Company IP therewith;

(k) designing, advertising, promoting and marketing the Company IP for the Company’s wholesale business; and

(l) such other responsibilities as shall be unanimously agreed to by the Board of Managers.

6.8	Accounting; Records and Reports

6.8.1 Accounting and Fiscal Year. The books, records and accounts of the Company, including for all applicable tax purposes, will be maintained in accordance with such methods of accounting as shall be determined by the Board of Managers. The fiscal year of the Company (“Fiscal Year”) shall be a calendar year, or a fiscal year ending on such other date as the Board of Managers shall determine. The Company shall have a taxable year which complies with Section 706(b) of the Code.

6.8.2 Books and Records. The Board of Managers shall cause to be kept, at the principal place of business of the Company, at the offices of the Company Accountant or at such other location as the Board of Managers shall reasonably deem appropriate, full and proper ledgers, other books of account, and records of all receipts and disbursements, other financial activities, and the internal affairs of the Company (which may be kept electronically) for at least the current and past seven (7) Fiscal Years. The Board of Managers shall also cause to be kept at such location copies of each of the following:

(a) a current list of the full name and last known address of each Member, and the capital account, number of Units and Percentage Interest held by each Member;

(b) a current list of the full name and last known address of each Manager;

(c) the Certificate of the Company, any amendments to the Certificate, and executed copies of any powers of attorney granted for the purpose of executing the Certificate;

(d) the Company’s federal, state and local income tax returns and reports, if any, for the seven (7) most recent years;

(e) this Agreement and any amendments to this Agreement;

(f) financial statements of the Company for the five (5) most recent Fiscal Years; and

(g) minutes of meetings of the Board of Managers and the Members and any written consents of the Board of Managers or the Members for actions taken without a meeting.

6.8.3 Financial Reports. The Board of Managers shall also cause to be sent to each Member of the Company, the following:

(a) within sixty (60) days after the Effective Date, an unaudited balance sheet of the Company as of the Effective Date;

(b) within sixty (60) days following the end of each Company taxable year, subject to using commercially reasonable efforts, a computation of the Company’s estimated taxable income allocable to such Member, within two hundred (200) days following the end of each Company taxable year, subject to using commercially reasonable efforts, the Schedule K-1 to IRS Form 1065 and such other information as may be reasonably required by the Members for preparation of their respective federal, state and local income or franchise tax returns and, if not previously delivered, within two hundred and forty-five days (245) days following the end of each Company taxable year, the Schedule K-1 to IRS Form 1065 and such other information as may be reasonably required by the Members for preparation of their respective federal, state and local income or franchise tax returns;

(c) a copy of the Company’s federal, state and local income tax or information returns for each Company taxable year, concurrent with the filing of such returns;

(d) within sixty (60) days after the end of each fiscal year of BB Member or as soon thereafter as practicable, subject to using commercially reasonable efforts, an audited balance sheet, income statement and statement of cash flows for such fiscal year;

(e) within thirty (30) days after the end of each fiscal quarter or as soon thereafter as reasonably practicable, an unaudited balance sheet, income statement and statement of cash flows for the quarter then ended, prepared in accordance with GAAP, as well as such other financial information as any Member may reasonably request to enable such Member and its Affiliates to prepare their consolidated quarterly and annual financial statements; and

(f) such other financial and business information as any Member may reasonably request from time to time.

6.8.4 Access to Company Books and Records.

(a) Members (personally or through an authorized representative) may, for purposes reasonably related to their Interests, upon reasonable prior written notice, which shall be not less than seven (7) Business Days, and during reasonable business hours (i) examine and copy (at their own cost and expense) the books and records of the Company, including the records listed in Section 6.8.2, and (ii) have access to the Company’s management, plans and other Company IP to conduct due diligence and other investigations regarding the business and assets of the Company at such Member’s sole expense, and the Company shall reasonably cooperate with such Member in such due diligence and investigations.

(b) Subject to such reasonable standards as imposed by the Board of Managers, upon the request of any Member for purposes reasonably related to its Interest, the Board of Managers shall promptly deliver or cause to be delivered to the requesting Member, at the expense of the Company, a copy of the information required to be maintained under Sections 6.8.2(a) through 6.8.2(g).

(c) Any Member’s request for documents or request to inspect or copy documents under this Section 6.8.4 (i) may be made by that Member or that Member’s authorized representative and (ii) shall be made in writing and shall state the purpose of such demand.

(d) The Board of Managers shall promptly furnish to a Member a copy of any amendment to the Certificate or this Agreement.

(e) Except as specifically stated in an agreement among each of the Members and the Company, a Person that holds an Economic Interest but who is not a Member shall have no right to information concerning the business and affairs of the Company and no inspection rights.

6.9	Indemnification and Liability of the Managers

6.9.1 Indemnification. The Company shall indemnify and hold harmless each current and former Member, Manager, Tax Matters Partner, and their respective Affiliates, and the Administrative Manager and their respective officers, employees, managers, agents and/or representatives (each individually, an “Indemnitee”) to the fullest extent permitted by Applicable Law from and against any and all losses, claims, demands, costs, damages, liabilities, whether joint or several, expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements and other amounts (each an “Indemnified Loss”) arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved as a party or otherwise, arising out of or incident to the business of the Company, provided that any such Indemnified Loss did not arise from any action or failure to act that was fraudulent or a result of willful misconduct or gross negligence by such Indemnitee as determined by a court of competent jurisdiction in a final, non-appealable decision. The termination of an action, suit or proceeding by judgment, order, settlement, or upon a plea of nolo contendere or its equivalent, shall not, in and of itself, create a presumption or otherwise constitute evidence that the Indemnitee acted in a manner contrary to that specified in clauses (a) or (b) above.

6.9.2 Expenses. Expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Section 6.9 shall be advanced by the Company prior to the final disposition of such claim, demand, action, suit, or proceeding.

6.9.3 Company Expenses. Any indemnification provided hereunder shall be satisfied solely out of the Company Assets, as an expense of the Company. No Member shall be subject to personal liability by reason of these indemnification provisions.

6.9.4 No Other Rights. The provisions of this Section 6.9 are for the benefit of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Person; provided, however, that the indemnification rights provided in this Section 6.9 will inure to the benefit of the heirs, legal representatives, successors, assigns and administrators of the Indemnitee.

6.9.5 No Liability. No Indemnitee shall be liable to the Company or to any Member for any losses sustained or liabilities incurred as a result of any act or omission of such Indemnitee unless such Indemnitee acted in a fraudulent manner or with willful misconduct or gross negligence as determined by a court of competent jurisdiction in a final, non-appealable decision.

6.9.6 Reliance Upon Agreement. To the extent that any Manager has, at law or in equity, duties (including, without limitation, fiduciary duties) to the Company, any Member or other Person bound by the terms of this Agreement, such Manager acting in accordance with this Agreement shall not be liable to the Company, any Member, or any such other Person for its good faith reliance on the provisions of this Agreement.

6.9.7 Fiduciary Duties. The only fiduciary duties a Manager owes to the Company and the Members are the fiduciary duties a director serving on the board of directors of a Delaware corporation would have under the DGCL, as interpreted by Delaware courts. Notwithstanding the foregoing, a Manager shall not be required to recuse himself or herself from the Board of Managers’ consideration of a matter in which the Member appointing such Manager may have a material financial interest. Such Manager shall be permitted to vote on such matter, and voting to approve such matter shall not in itself constitute a violation of such Manager’s fiduciary duties.

6.9.8 Business Opportunity. Notwithstanding Section 6.9.7, if a Member or any of its Affiliates is offered or discovers a business opportunity of the type and character that is consistent with the business of the Company (a “Business Opportunity”), such Member or any such Affiliate shall be free to pursue such Business Opportunity, in its sole discretion, subject to the terms of the Transaction Documents, and not be under any obligation to offer to the Company the right to pursue such Business Opportunity for the benefit of the Company.

6.10	Certain Decisions and Actions

6.10.1 Bluefin Member Approvals. Notwithstanding anything to the contrary in Section 6.1, Section 6.5 or Section 6.9.7, any and all decisions or actions by the Company (a) relating to the exercise or enforcement of the Company’s rights (including any rights to consent to or approve any action by the other party thereto) under the Asset Purchase Agreement or the License Agreement (or any provision of either thereof), must be approved solely by one or both of the Managers (acting in good faith) designated or nominated by Bluefin Member and not by (1) any Manager designated or nominated by BB Member, or (2) the Members of the Company.

6.10.2 No Further Licensing Restrictions. Notwithstanding the rights provided to the Board of Managers in Section 6.5(d) and the limitations imposed on the Administrative Manager by Section 6.7.1(d), in the event that the License Agreement is terminated, BB Member sells or transfers the Retained URL www.bebe.com or no longer owns the Retained URL www.bebe.com (and the Retained URL www.bebe.com has not been sold or transferred to an Affiliate of BB Member or the Company) or BB Member is subject to an Insolvency Proceeding, then from and after the occurrence of any such event (a) the Board of Managers shall not have the right under Section 6.5(d) to approve any license agreement or distribution agreement for Company IP or to approve any amendment, modification, cancellation, termination or waiver of any terms of any License, license agreement or distribution agreement for Company IP notwithstanding that entry into such license agreement or distribution agreement or amendment, modification or waiver thereof or of a License would result in a violation of the definition of Pre-Approved License Agreement (including, without limitation, any violation of restrictions with respect to Excluded Channels) and (b) the Administrative Manager may negotiate and enter into license agreements and distribution agreements and amendments, modifications and waivers of provisions thereof and of Licenses and notwithstanding that entry into such license agreements or distribution agreements or amendments, modifications and waivers thereof or of a License would result in a violation of the definition of Pre-Approved License Agreement (including, without limitation, any violation of restrictions with respect to Excluded Channels).

6.11	Officers of the Company

The Administrative Manager shall have the authority to establish such officers of the Company as it shall determine, and to appoint individuals to serve as such officers, including chairman, chief executive officer, one or more vice presidents, secretary, assistant secretary, treasurer and assistant treasurer. Each such officer shall serve for such period of time as shall be determined by the Administrative Manager (in its sole discretion) and shall have such management powers and authorities as the Administrative Manager (in its sole discretion) shall from time to time delegate to such officer. An individual may hold more than one office at any time.

6.12	Maintenance of Insurance

The Company shall maintain for such periods as the Board of Managers shall in good faith unanimously determine, at its expense, insurance in an amount determined unanimously in good faith by the Board of Managers to be appropriate, on behalf of any person who is or was a manager or officer of the Company, or is or was serving at the request of the Company as a manager, director, officer, employee or agent of another corporation or other enterprise against any expense, liability or loss asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as such, subject to customary exclusions. Without limiting the foregoing, the Company shall also maintain insurance as required under the License Agreement.

6.13	Inspections and Proceedings

In the event that (a) any of the Company’s (or any other Company Entities’) plants are subject to inspection by any Governmental Authority, (b) any material action, suit, claim, hearing, arbitration, proceeding (public or private), audit or investigation is brought by or against any Company Entity, (c) there is a recall of any of the Company’s products, or (d) the Company receives any default or demand notice relating to any material debt obligation of the Company or under any other material contract of the Company, the Company shall provide prompt written notice of any such events to each of the Members.

6.14	Confidential Information

6.14.1 Obligations. The parties acknowledge and agree that all strategic and forward-looking operational or financial information disclosed by one party (the “Disclosing Party”), directly or indirectly, to another party (the “Receiving Party”) in connection with the business of the Disclosing Party, which is marked as “proprietary” or “confidential” or, if disclosed orally, is designated as confidential or proprietary at the time of disclosure and reduced in writing or other tangible (including electronic) form that includes a prominent confidentiality notice and delivered to the Receiving Party within thirty (30) days of disclosure, constitutes the confidential and proprietary information of the Disclosing Party (“Confidential Information”). The Receiving Party may disclose Confidential Information only to those employees who have a need to know such Confidential Information and who are bound to retain the confidentiality thereof under provisions (including provisions relating to nonuse and nondisclosure) no less restrictive than those required by the Receiving Party for its own confidential information. The Receiving Party shall, and shall cause its employees to, retain in confidence and not disclose to any third party (including any of its sub-contractors) any Confidential Information without the Disclosing Party’s express prior written consent, and the Receiving Party shall not use such Confidential Information except to exercise the rights and perform its obligations under this Agreement. Without limiting the foregoing, the Receiving Party shall use at least the same procedures and degree of care which it uses to protect its own confidential information of like importance, and in no event less than reasonable care. The Receiving Party shall be fully responsible for compliance by its employees with the foregoing, and any act or omission of an employee of the Receiving Party shall constitute an act or omission of the Receiving Party. The confidentiality obligations set forth in this Section 6.14.1 shall survive any dissolution of the Company and/or termination of this Agreement. On the Effective Date, that certain non-disclosure agreement dated February 19, 2016 entered into between BB Member and Bluestar Alliance, Inc. shall be deemed terminated and of no further force or effect.

6.14.2 Exceptions. Notwithstanding the foregoing, Confidential Information will not include information that: (a) was already known by the Receiving Party, other than under an obligation of confidentiality to the Disclosing Party or any third party, at the time of disclosure hereunder, as evidenced by the Receiving Party’s tangible (including written or electronic) records in existence at such time; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party hereunder; (c) became generally available to the public or otherwise part of the public domain after its disclosure other than through any act or omission of the Receiving Party in breach of this Agreement; (d) was subsequently lawfully disclosed to the Receiving Party by an Entity or person other than the Disclosing Party not subject to any duty of confidentiality with respect thereto; or (e) was developed by the Receiving Party without reference to any Confidential Information disclosed by the Disclosing Party, as evidenced by the Receiving Party’s tangible (including written or electronic) records in existence at such time.

6.15	Other Activities

Subject to the terms of the Transaction Documents, any Member, their respective Affiliates and the Managers may engage or invest in, and devote their time to, any other business venture or activity of any nature and description (independently or with others), whether or not such other activity may be deemed or construed to be in competition with the Company. Neither the Company nor any Member, Affiliate of a Member, or Manager shall have any right by virtue of this Agreement or the relationship created hereby in or to such other venture or activity of any Member or its Affiliates (or to the income or proceeds derived therefrom), and the pursuit thereof, even if competitive with the business of the Company, shall not be deemed wrongful or improper so long as such pursuit is not in violation of the terms of any Transaction Document.

6.16	Annual Budget; Operating Expense

6.16.1 Formulation and Approval. The Board of Managers will be responsible for approving an annual budget (the “Annual Budget”) presented by the Administrative Manager on an annual basis. The Annual Budget shall describe the financing, research and development, general and administrative and marketing activities for the relevant time period covered.

6.16.2 Operating Expense; Expenditures.

(a) The Company shall pay to Bluefin Member (or its designee) an annual operating fee in an amount equal to fifteen percent (15%) of all royalty revenue actually received by the Company in each Fiscal Year pursuant to license arrangements for Company IP or otherwise (the “Operating Expense”); provided that the Operating Expense shall not be less than $750,000 nor more than $1,500,000 (or such greater amount as unanimously approved by the Board of Managers) in any Fiscal Year. The Operating Expense will be paid as following:

(1) on the first Business Day of each calendar month (commencing on July 1, 2016), the Company shall pay to Bluefin Member (or its designee) an amount equal to $62,500, provided that the payment to be made on July 1, 2016 shall be prorated base on the number of days from the Effective Date to June 30, 2016;

(2) on the fifteenth (15th) day immediately following the last day of each calendar quarter (commencing on October 15, 2016), except for the fifteenth (15th) day immediately following the last day of each Fiscal Year with respect to which payment is to be made pursuant to subparagraph (3) below, the Company shall pay to Bluefin Member (or its designee) the positive amount, if any, equal to the actual Operating Expense for such calendar quarter (based on all royalty revenue actually received by the Company in such calendar quarter pursuant to license arrangements for Company IP or otherwise) minus the amounts paid to Bluefin Member (or its designee) pursuant to subparagraph (1) above for such calendar quarter, provided that the amount to be paid pursuant to this subparagraph (2) on October 15, 2016 shall be calculated based on actual Operating Expense and amounts paid to Bluefin Member (or its designee) pursuant to subparagraph (1) above for the period commencing on the Effective Date and ending on September 30, 2016; and

(3) on the fifteenth (15th) day immediately following the last day of each Fiscal Year (commencing on January 15, 2017), (A) the Company shall pay to Bluefin Member (or its designee) the positive amount, if any, equal to (i) the lesser of the aggregate actual Operating Expense for such immediately preceding Fiscal Year and $1,500,000 (or such greater amount as unanimously approved by the Board of Managers) minus (ii) the amounts paid pursuant to subparagraphs (1) and (2) above for such Fiscal Year; and (B) Bluefin Member (or its designee) shall pay to the Company the positive amount, if any, equal to (i) the amounts paid pursuant to subparagraphs (1) and (2) above for such Fiscal Year minus (ii) the greater of the aggregate actual Operating Expense for such immediately preceding Fiscal Year and $750,000, provided that the amount to be paid pursuant to this subparagraph (3) on January 15, 2017 shall be calculated based on actual Operating Expense and amounts paid to Bluefin Member (or its designee) pursuant to subparagraphs (1) and (2) above for the period commencing on the Effective Date and ending on December 31, 2016.

Notwithstanding anything in this Section 6.16.2(a) to the contrary, at such time as Bluefin Member (or its designee) is paid $1,500,000 (or such greater amount as unanimously approved by the Board of Managers) on account of the Operating Expense in any Fiscal Year, the Company shall not be obligated to pay to Bluefin Member (or its designee) any additional amount on account of the Operating Expense for such Fiscal Year.

(b) Bluefin Member shall apply the Operating Expense to pay expenditures of the Company, other than (i) fees, costs and expenses of third-party attorneys and consultants retained by or on behalf of the Company by the Board of Managers or by the Administrative Manager with the prior unanimous approval of the Board of Managers, (ii) expenditures related to the Company IP in excess of $75,000, (iii) fees, costs and expenses of the Company Accountant in excess of $35,000, (iv) rent and operating expenses for showrooms and office space located outside the offices of Bluefin Member and additional expenses incurred in connection therewith, provided the Board of Managers has unanimously approved the occupation by the Company of such showrooms or office space, and (v) any other fees and expenses not contemplated by the Annual Budget. The Company shall not incur any expenditures other than the Operating Expense or in accordance with the Annual Budget approved by the Board of Managers or other expenditures approved unanimously by the Board of Managers. BB Member shall reimburse the Company for any fees, costs and expenses of the Company Accountant solely with respect to an annual audit of the Company’s financial statements in accordance with BB Member’s reporting requirements.

6.17	BB Approval

The Company shall not take any of the following actions without the consent of BB Member, such consent not to unreasonably withheld, conditioned or delayed:

(a) introduce any brands using the name “bebe” other than the Diffusion Brands; or

(b) make a material change to a style guide, quality control document or procedure initially prepared by the Administrative Manager.

6.18	Trademark Registration; Company IP Abandonment

6.18.1 Trademark Reports. From and after the fifth (5th) Business Day in January 2017, the Board of Managers shall cause to be sent to each Member of the Company a report within five (5) Business Days of the end of each calendar quarter containing a registration status of the Trademarks. If the Company fails to act to maintain or renew the registration of any Trademarks no less than thirty (30) days prior to the expiry of such registration, BB Member shall have the right, at BB Member’s sole expense, to act on behalf of the Company as an attorney-in-fact to take all action reasonably necessary to maintain or renew such registration.

6.18.2 Abandonment of Company IP. If the Administrative Manager determines in its reasonable discretion to abandon or otherwise dispose of any Company IP, the Administrative Manager shall provide to BB Member written notice of such determination. If, within five (5) Business Days after the date the Administrative Manager sends such notice, the Company objects to such abandonment or disposition, then BB Member shall have the right, at BB Member’s sole expense, to act on behalf of the Company as an attorney-in-fact to take all action reasonably necessary to maintain such Company IP. If BB Member does not object to such abandonment or disposition or fails to respond to such notice within such five (5) Business Days, then the Administrative Manager may take such action as it deems necessary to abandon or dispose of such Company IP.

ARTICLE 7.

DISPOSITION AND TRANSFERS OF INTERESTS

7.1	Transfer Restriction

No Member may Transfer all or any portion of its Membership Interest to any other Person without the prior written consent of the Board of Managers; provided, however, that such prior written consent shall not be required in connection with a Permitted Transfer or a Transfer to any Affiliate of such transferring Member. If an Affiliate of a Member at any time no longer constitutes an Affiliate of such a Member, any such portion of the Membership Interest transferred to such Affiliate shall immediately be transferred back to the Member that originally made such a transfer to an Affiliate of such Member.

7.2	Permitted Transfers

7.2.1 BB Member Option. BB Member may elect to acquire from Bluefin Member its entire Membership Interest (“BB Member Option”) for a purchase price equal to the share of the Agreed Equity Value allocated to such Membership Interest on a pro rata basis (“Purchase Price”), subject to the premium set forth in Section 7.2.1(a), in any of the following circumstances:

(a) BB Member may deliver a non-binding written notice of election including the amount of the Purchase Price (“Provisional Election Notice”) to Bluefin Member to exercise the BB Member Option at any time BB Member is engaged in discussions in good faith with a third party with respect to a Change in Control of BB Member. Bluefin Member shall within five (5) Business Days after its receipt of the Provisional Election Notice confirm in writing the amount of the Purchase Price or notify BB Member in writing of its calculation of the

Purchase Price. BB Member and Bluefin Member shall use reasonable best efforts to reach agreement on the Purchase Price within ten (10) days of the date of the Provisional Election Notice. BB Member may deliver a further binding written notice of election (“Final Election Notice”), at any time within sixty (60) days of the date of the Provisional Election Notice (the “Option Period”), to Bluefin Member to exercise the BB Member Option subject to the consummation of a Change in Control of BB Member. After delivery of a Final Election Notice, BB Member shall, subject only to the consummation of a Change in Control of BB Member, purchase from Bluefin Member its entire Membership Interest within five (5) months of the date of the Final Election Notice (the “Purchase Period”). The consideration paid by BB Member to Bluefin Member to purchase its entire Membership Interest will be the Purchase Price plus an additional premium which shall accrue and compound at the rate of 0.75% of the Purchase Price per month, computed, on the basis of a thirty (30) day month, for the actual number of days elapsed between the date of the Final Election Notice and the date of the acquisition by BB Member of the entire Membership Interest held by Bluefin Member. Notwithstanding the provisions of this Article 7, if BB Member fails to deliver the Final Election Notice during the Option Period or fails to acquire the entire Membership Interest of Bluefin Member during the Purchase Period, BB Member shall be precluded from delivering a Provisional Election Notice or a Final Election Notice for one (1) year from the end of such Option Period or, if a Final Election Notice was delivered, Purchase Period, except as otherwise provided in Section 7.2.1(c); provided that BB Member shall be permitted to deliver only one additional Provisional Election Notice and Final Election Notice, and the related Option Period and the related Purchase Period shall be thirty (30) days and sixty (60) days, respectively.

(b) BB Member may deliver a binding written notice of election including the amount of the Purchase Price (“Election Notice”) to Bluefin Member to exercise the BB Member Option within sixty (60) days of a Change in Control of BB Member, pursuant to an Insolvency Proceeding or at any time, in its sole discretion, after the expiration of the 2-Year Period. Bluefin Member shall within five (5) Business Days after its receipt of the Election Notice confirm in writing the amount of the Purchase Price or notify BB Member in writing of its calculation of the Purchase Price. BB Member and Bluefin Member shall use reasonable best efforts to reach agreement on the Purchase Price within ten (10) days of the date of the Election Notice. BB Member shall purchase from Bluefin Member its entire Membership Interest within sixty (60) days of the date of the Election Notice (the “Election Period”).

(c) Notwithstanding anything contained in this Section 7.2.1, if BB Member is subject to an Insolvency Proceeding, and BB Member does not exercise the BB Member Option in connection therewith then BB Member or a New Member that acquires its Membership Interest from BB Member pursuant to such Insolvency Proceeding, as applicable, shall not have the right to exercise the BB Member Option at any time thereafter.

7.2.2 Conflict. Notwithstanding anything contained in this Article 7:

(a) BB Member may not deliver a Provisional Election Notice, a Final Election Notice or an Election Notice at any time during a ROFO Period or during a Sale Period or to exercise the BB Member Option to acquire the Membership Interest of any Person that acquires Bluefin Member’s Membership Interest in accordance with Section 7.2.4.

(b) Bluefin Member may not deliver a ROFO Notice in accordance with Section 7.2.3 or attempt a sale to a third party in accordance with Section 7.2.4 during the Option Period, the Purchase Period or the Election Period.

7.2.3 Right of First Offer. Upon the expiry of the 2-Year Period, if BB Member or Bluefin Member decides to sell all or any part of its Membership Interest other than in accordance with Section 7.2.1 (the “Transferring Member”), then, subject to Section 7.2.2, the Transferring Member shall provide a written notice (the “ROFO Notice”) to the other Member (the “Non-Transferring Member”) setting forth the Transferring Member’s intention to sell all or a part of its Membership Interest. The ROFO Notice shall include the number of Units that the Transferring Member desires to sell (the “Transfer Shares”). The Non-Transferring Member will have the right, for a period of forty-five (45) days following the receipt of the ROFO Notice (the “ROFO Period”), to elect to purchase the Transfer Shares by providing a written notice (“Offer Notice”) to the Transferring Member. The Offer Notice shall include the per share purchase price for the Transfer Shares (the “Offer Price”). If the Transferring Member elects to accept the Offer Notice, it shall provide written notice to the Non-Transferring Member within ten (10) days of the Offer Notice and shall consummate the purchase of the applicable Transfer Shares as promptly as practicable thereafter. Notwithstanding anything contained in this Section 7.2.3, if any Member (“New Member”) acquires its Membership Interest from BB Member or Bluefin Member in accordance with the provisions of Section 7.2.4 (after BB Member or Bluefin Member, as applicable, complied with the provisions of this Section 7.2.3), and either BB Member, Bluefin Member or New Member decides to sell all or any part of its Membership Interest, then (a) BB Member and Bluefin Member shall not be obligated to deliver a ROFO Notice to New Member and (b) New Member shall not be obligated to deliver a ROFO notice to any other Member and such sale shall not be subject to Section 7.2.4.

7.2.4 Third Party Sales. If the Non-Transferring Member does not provide an Offer Notice or the Transferring Member elects not to accept the Offer Notice, in each case with respect to any portion of the Transfer Shares, then the Transferring Member shall have the right, but not the obligation, to attempt to sell the unsubscribed Transfer Shares to a third party provided that such sale is on terms at least as favorable to the Transferring Member as the Offer Price (if an Offer Notice was provided) and the sale is consummated within forty-five (45) days of the earlier of the date of the Offer Notice or the end of the ROFO Period (the “Sale Period”). For the avoidance of doubt, if a Transfer to a third party is not consummated during such forty-five (45) day period, the Transferring Member shall not have the right to sell the Transfer Shares to a third party without providing a new ROFO Notice in accordance with Section 7.2.1.

7.2.5 Cooperation. If a Member exercises its right to Transfer its Membership Interest or acquire the other Member’s Membership Interest in accordance with this Section 7.2, each Member shall execute and deliver all related documentation and take such other action in support of the Transfer as shall be reasonably requested by the Company or the other Member in order to carry out the terms and provisions of this Article 7, including, without limitation, the disclosure to a third party acquirer of due diligence materials with respect to the Company or the Assets reasonably requested by a Member subject to execution by such third party acquirer of a customary non-disclosure agreement in a form reasonably acceptable to all Members.

7.3	Further Restrictions on Transfer

Notwithstanding any contrary provision in this Agreement, any otherwise permitted Transfer shall be null and void if:

7.3.1 such Transfer requires the registration of such Transferred Interest pursuant to any applicable federal or state securities laws;

7.3.2 such Transfer would cause the Company to become a “publicly traded partnership,” as such term is defined in Section 7704(b) of the Code;

7.3.3 such Transfer subjects the Company to regulation under the Investment Company Act, the Investment Advisers Act or the Employee Retirement Income Security Act of 1974, as amended;

7.3.4 such Transfer results in a violation of Applicable Laws; or

7.3.5 such Transfer is made to any Person who lacks the legal right, power or capacity to own such Interest.

7.4	Rights of Assignees

Until such time, if any, as a transferee of any permitted Transfer pursuant to this Article 7 is admitted to the Company as a Substitute Member pursuant to Section 7.6: (i) such transferee shall be an Assignee only, and only shall receive, to the extent Transferred, the distributions and allocations of income, gain, loss, deduction, credit, or similar item to which the Member which Transferred its Membership Interest would be entitled, and (ii) to the fullest extent permitted by Applicable Law, such Assignee shall not be entitled or enabled to exercise any other rights or powers of a Member, such other rights remaining with the transferring Member. In such a case, the transferring Member shall remain a Member even if it has Transferred its entire Economic Interest in the Company to one or more Assignees. In the event any Assignee desires to make a further assignment of any Economic Interest in the Company, such Assignee shall be subject to all of the provisions of this Agreement to the same extent and in the same manner as any Member desiring to make such an assignment.

7.5	Admissions and Withdrawals

No Person shall be admitted to the Company as a Member after the Effective Date except in accordance with Section 7.6. Except as otherwise specifically set forth in Section 7.7, no Member shall be entitled to retire or withdraw from being a Member of the Company without the written consent of each other Member, which consent may be given or withheld in each Member’s sole and absolute discretion. No admission or withdrawal of a Member shall cause the dissolution of the Company. Any purported admission or withdrawal which is not in accordance with this Agreement shall be null and void.

7.6	Admission of Assignees as Substitute Members

7.6.1 Conditions. An Assignee shall become a Substitute Member immediately, upon the satisfaction of each of the following conditions:

(a) the assignor of the Interest Transferred sends written notice to the Board of Managers requesting the admission of the Assignee as a Substitute Member and setting forth the name and address of the Assignee, the Percentage Interest Transferred by the Transferring Member to the Assignee, and the effective date of the Transfer;

(b) Except in connection with Transfers pursuant to Section 7.2, Members holding a majority of the Percentage Interests held by Non-Transferring Members with respect to the Transfer consent in writing to such admission, which consent may be given or withheld in such Member’s sole and absolute discretion;

(c) the Company receives from the Assignee (i) an executed Joinder Agreement substantially in the form of Exhibit B, and (ii) copies of any instruments of Transfer evidencing the Transfer; and

(d) Assignee’s receipt of its Membership Interest in compliance with the provisions of this Agreement.

7.6.2 Amendment. Upon the admission of any Substitute Member, Exhibit A shall be amended to reflect the name, address and Percentage Interest of such Substitute Member and to eliminate or adjust, if necessary, the name, address and Percentage Interest of the predecessor of such Substitute Member.

7.7	Withdrawal of Members

If a Member has Transferred all of its Membership Interest to one or more Assignees, then such Member shall be deemed to have withdrawn from the Company if and when all such Assignees have been admitted as Substitute Members in accordance with this Agreement.

7.8	Compliance With IRS Safe Harbor

The Board of Managers shall monitor the Transfers of interests in the Company to determine (i) whether such interests are being traded on an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code, and (ii) whether additional transfers of interests would result in the Company being unable to qualify for at least one of the “safe harbors” set forth in Regulations Section 1.7704-1 (or such other guidance subsequently published by the Internal Revenue Service setting forth safe harbors under which interests will not be treated as “readily tradable on a secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code) (the “Safe Harbors”). The Board of Managers shall take all steps reasonably necessary or appropriate to prevent any trading of interests or any recognition by the Company of transfers made on such markets and, except as otherwise provided herein, to ensure that at least one of the Safe Harbors is met.

ARTICLE 8.

DISSOLUTION, LIQUIDATION, AND TERMINATION OF THE COMPANY;

EFFECT OF BREACH

8.1	Limitations

The Company may be dissolved, liquidated, and terminated only pursuant to the provisions of this Article 8, and the parties hereto do hereby irrevocably waive, to the extent permitted by Applicable Law, any and all other rights they may have to cause a dissolution, liquidation or termination of the Company or a sale or partition of any or all of the Company Assets in connection with such dissolution or liquidation.

8.2	Exclusive Causes

Notwithstanding the Act, the following and only the following events shall cause the Company to be dissolved, liquidated, and terminated:

(a) by the election of all of the Members;

(b) the entry of a decree of judicial dissolution pursuant to §18-802 of the Act; or

(c) at any Member’s election, if the Company ceases operation for more than six (6) months unless due to force majeure.

To the fullest extent permitted by law, any dissolution of the Company other than as provided in this Section 8.2 shall be a dissolution in contravention of this Agreement.

8.3	Effect of Dissolution

The dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until it has been wound up and its assets have been distributed as provided in Section 8.6.1 of this Agreement. Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business of the Company and the affairs of the Members, as such, shall continue to be governed by this Agreement.

8.4	No Capital Contribution Upon Dissolution

Each Member shall look solely to the Company Assets for all distributions with respect to the Company, its Capital Contribution thereto, its Capital Account and its share of Net Profits or Net Losses, and shall have no recourse therefor (upon dissolution or otherwise) against any other Member. Accordingly, if any Member has a deficit Capital Account balance (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which the liquidation occurs), then such Member shall have no obligation to make any Capital Contribution with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

8.5	Right of First Offer

Prior to the liquidation of the Company Assets in accordance with Section 8.5, BB Member may elect to purchase part or all of the Company IP by providing written notice to Bluefin Member, which notice shall include a description of the Company IP it proposes to acquire and the purchase price. If Bluefin Member elects to accept the offer from BB Member, it shall provide written notice to BB Member within ten (10) days of the written offer from BB Member and the parties shall consummate the purchase of the applicable Company IP as promptly as practicable thereafter. Each Member shall execute and deliver all related documentation and take such other action in support of such transfer of Company IP as shall be reasonably requested by the Company or the other Member in order to carry out the terms and provisions of this Section 8.5

8.6	Liquidation

8.6.1 Upon dissolution of the Company, the Board of Managers (or other Person(s) designated by a decree of court) shall act as the “Liquidators” of the Company. The Liquidators shall liquidate the Company Assets, and after allocating (pursuant to Article 5 of this Agreement) all income, gain, loss and deductions resulting therefrom, shall apply and distribute the proceeds thereof as follows:

(a) first, to (i) the payment of the obligations of the Company, including, but not limited to and on a pari passu basis, taxes, debts, lease and other payments, including any debts and liabilities owed to any Member or its Affiliates; (ii) the expenses of liquidation; and (iii) the setting up of any reserves for contingencies, expenses of liquidating the Company Assets and winding up the Company, debts or liabilities to Persons other than the Members or their Affiliates, whether the whereabouts of the creditor is known or unknown, which the Board of Managers may consider necessary;

(b) thereafter, amounts due to either Member or their respective Affiliates (other than a Company Entity) pursuant to intellectual property license agreements, distribution agreements, consulting agreements, services agreements, subcontracting agreements, lease agreements and other similar agreements, but excluding any Member Debt Financing or Member Guaranteed Financing;

(c) thereafter, to the setting up of any reserves for contingencies, debts or liabilities to Members or their Affiliates, which the Board of Managers may consider necessary; and

(d) thereafter, to the Members in proportion to the positive balances in the Members’ respective Capital Accounts, determined after taking into account all Capital Account adjustments for the Company’s taxable year during which such liquidation occurs, by the end of the taxable year in which such liquidation occurs or, if later, within ninety (90) days after the date of the liquidation.

8.6.2 Notwithstanding Section 8.6.1 of this Agreement, in the event that the Board of Managers determines that an immediate sale of all or any portion of the Company Assets would cause undue loss to the Members, the Board of Managers, in order to avoid such loss to the extent not then prohibited by the Act, may either defer liquidation of and withhold from distribution for a reasonable time any Company Assets except those necessary to satisfy the Company’s debts and obligations, or, subject to Section 5.4, distribute the Company Assets to the Members in kind (in accordance with the second sentence of Section 8.6.1).

ARTICLE 9.

MISCELLANEOUS

9.1	Amendments

9.1.1 Joinder. Each Substitute Member shall become a signatory hereto by signing a Joinder Agreement substantially in the form of Exhibit B, and this Agreement will be deemed to have been amended to give effect to such Joinder Agreement. By so signing, each Substitute Member, as the case may be, shall be deemed to have adopted and to have agreed to be bound by all of the provisions of this Agreement.

9.1.2 Requirement. Except as provided in Section 3.1.3, no amendment, change or modification to this Agreement shall be valid unless the same is in writing and signed by all of the Members.

9.2	No Waiver

Any provision of this Agreement may be waived if, and only if, such waiver is in writing and is duly executed by the party against whom the waiver is to be enforced. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial waiver or exercise thereof preclude the enforcement of any other right, power or privilege.

9.3	Entire Agreement

This Agreement, together with the other Transaction Documents and the other documents, exhibits and schedules referred to herein and therein, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and supersede any and all prior oral and written, and all contemporaneous oral, agreements or understandings pertaining thereto. There are no agreements, understandings, restrictions, warranties or representations relating to such subject matter among the parties other than those set forth herein, in the other Transaction Documents and in the other documents, exhibits and schedules referred to herein and therein.

9.4	Further Assurances

Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by law or reasonably necessary or advisable to effectively carry out the purposes of this Agreement.

9.5	Notices

Unless otherwise provided herein, all notices, requests, instructions or consents required or permitted under this Agreement shall be in writing and will be deemed given: (a) when delivered personally; (b) when sent by confirmed facsimile or by e-mail (upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); or (c) one (1) Business Day after deposit with an internationally recognized commercial overnight carrier specifying next-day delivery, with written verification of receipt. All communications will be sent to the addresses listed on Exhibit A (or to such other address or facsimile number as may be designated by a party giving written notice to the other parties pursuant to this Section 9.5).

9.6	Tax Matters

9.6.1 Tax Matters Partner.

(a) Bluefin Member shall serve as the Company’s “tax matters partner” (as defined in Code Section 6231(a)(7)) and “partnership representative” (as defined in Code Section 6223, as in effect for tax years beginning after December 31, 2017) (collectively, the “Tax Matters Partner”) and shall perform any similar or corresponding role under applicable state law. The Tax Matters Partner shall perform the duties imposed on a Tax Matters Partner under the Code and shall be entitled to expend Company funds for (or to be reimbursed for) reasonable third-party costs relating thereto. All legal and accounting fees relating to any audits of the Company shall be borne by the Company; provided, that the Members shall bear the costs of any audits of their separate tax returns. In the event the United States Internal Revenue Service or any other applicable Governmental Authority notifies the Tax Matters Partner of any proposed Proceeding relating to the Company’s information or tax returns or to the amount of the liability of the Company for any Tax, the Tax Matters Partner shall promptly notify the other Members of such matter, shall provide relevant factual information (to the extent known) describing any asserted liability for Tax in reasonable detail and shall provide copies of any notice or other documents received from the Internal Revenue Service or other applicable Governmental Authority with respect to such matter. The Tax Matters Partner shall at all times keep the other Members informed as to the status of all such Proceedings and shall, to the extent permitted by Applicable Law, permit each other Member to Participate fully in that portion of any Proceeding relating to Taxes for which it may have liability. Any such right to Participate shall not limit the rights any such other Member may otherwise have under Applicable Law. In the event that a proposed adjustment relating to any “partnership item” (as defined in Code Section 6231(a)(3)) or “partnership adjustment” (as defined in Code Section 6241, as in effect for tax years beginning after December 31, 2017) or any similar or corresponding item under applicable state law is an item for which any Member is or potentially may be an Indemnifying Party pursuant to Article 11 of the Asset Purchase Agreement or may otherwise have liability, the Company shall not enter into any settlement agreement or otherwise agree to any settlement with respect to such partnership item without the consent of such Member (which consent shall not be unreasonably withheld, conditioned or delayed).

(b) The Member designated as Tax Matters Partner is hereby authorized to make all elections available to the Company for federal, state, local, and foreign tax purposes, except that in no event shall the Company, without the prior written consent of any other Member, file an election to be treated as a corporation or as an association taxable as a corporation for United States federal income tax purposes or for purposes of income or corporate franchise tax purposes under the law of any State of the United States.

(c) The Tax Matters Partner shall prepare or cause to be prepared all appropriate income and information tax returns for the Company. All such returns shall be subject to review by the other Member(s) before filing and shall be delivered to the other Member(s) for review not fewer than ten (10) Business Days in advance of the due date thereof (taking into account any extensions actually obtained). All third-party costs and expenses reasonably incurred by the Tax Matters Partner in performing its duties described in this Section 9.6 or otherwise in accordance with the terms of this Agreement (including legal and accounting fees) shall be borne by the Company. Each Member shall provide to the Tax Matters Partner such information as the Tax Matters Partner deems necessary or appropriate in connection with its activities as Tax Matters Partner; provided, however, that in no event will any Member be required to disclose to the Tax Matters Partner or the Company copies of any Tax returns filed by such Member or any Affiliate of such Member. The Tax Matters Partner shall cooperate with the Members by providing to each Member such information as the Member may reasonably request concerning the Company and its transactions in connection with the determination of such Member’s liability for any Tax or any Proceeding relating thereto.

(d) Notwithstanding any other provisions of this Agreement, any Member shall have the right, by written notice to the other Members , to require that the Company’s United States federal, state and local information tax returns be prepared by a certified public accounting firm (determined by the Board of Managers) in the event that any of the following occur: (i) the Company fails to file any required IRS Form 1065 (or successor Form) or corresponding state tax returns or reports (taking into account any extensions actually obtained) or to provide to such Member the information described in Section 6.8.3(b), in each case within the applicable time periods set forth in such Section; or (ii) penalties under Code Sections 6662 or 6663 are imposed on such Member due to the negligence or fraud (as such terms are defined in Sections 6662 and 6663 and the Regulations thereunder) of the Administrative Manager or an Affiliate of the Administrative Manager in preparing tax filings in respect of the Company.

(e) The provisions of this Section 9.6 shall survive the termination or dissolution of the Company and shall remain binding on the Members for such period of time as is necessary to resolve any and all matters regarding the Tax treatment of the Company and Tax items attributable to the Company.

(f) The Members agree that the Tax Matters Partner (on behalf of the Company) shall make the election under Section 6221(b) of the Code as in effect for its first taxable year beginning after December 31, 2017, and for each taxable year thereafter, if the election is available to the Company and the Board of Managers determines that the election is in the best interests of the Company. If such election is unavailable or the Company otherwise does not make such election, the Members acknowledge that the Tax Matters Partner shall elect the application of Section 6226 of the Code as in effect for its first taxable year beginning after December 31, 2017, in the event that it receives a “notice of final partnership adjustment” that would otherwise permit collection from the Company of a deficiency of Taxes, for each relevant year, unless the Board of Managers determines that the election under Section 6226 of the Code is not in the best interests of the Company or is unavailable, in which case the Tax Matters Partner (on behalf of the Company) shall not make such election. This acknowledgement applies to each Member whether or not it owns an Interest in both the reviewed year and the year of the adjustment. The Members covenant to take into account and report any adjustment, determined in accordance with Section 6226 of the Code and any Regulations adopted therewith, to their items for the reviewed year and succeeding years prior to the year of adjustment as notified to them by the Tax Matters Partner on behalf of the Company in a statement, in the manner provided in Section 6226(b) of the Code as in effect for the Company’s first taxable year beginning after December 31, 2017 if reasonably permitted, whether or not such Member owns an Interest or remains a Member in the year of any such statement. Any Member that fails to report its share of such adjustments on its U.S. federal income tax return for its taxable year including the date of any such statement as described immediately above shall indemnify and hold harmless the Company and the other Members against any Taxes, interest and penalties collected from the Company as a result of such Member’s inaction, together with interest thereon at the rate of eighteen percent (18%) per annum. The foregoing covenants and indemnification obligation of the Members shall survive indefinitely and shall not terminate, without regard to any transfer of a Member’s Interest, withdrawal as a Member, or liquidation, dissolution or termination of the Company.

9.6.2 Indemnity. If any taxes, penalties or interest are imposed on the Company by a Governmental Authority (including, without limitation, any such amounts under Sections 6221 through 6241 of the Code, as in effect for tax years beginning after December 31, 2017) that are specifically attributable to a Member, then such Member (the “Indemnifying Member”) shall indemnify the Company in full for the entire amount paid to such Governmental Authority (including, without limitation, any expenses associated with such payments). The Indemnifying Member shall promptly after receipt by the Indemnifying Member of written notification from the Company of an obligation to indemnify the Company, but in any event not later than the next date on which Available Cash will be distributed to the Members pursuant to Section 4.1.1(b) (the “Next Distribution Date”), make a cash payment to the Company equal to the full amount to be indemnified (provided that the amount paid shall not be treated as a Capital Contribution). If the Indemnifying Member does not make such payment to the Company as provided in the preceding sentence, then the Company shall reduce distributions that would otherwise be made to the Indemnifying Member on the Next Distribution Date pursuant to Section 4.1.1(b), until the Company has recovered the full amount to be indemnified (provided that the amount of such reduction shall be deemed to have been distributed for all purposes of this Agreement), provided however, if the amount of such reduction is not sufficient for the Company to recover the full amount to be indemnified, the Indemnifying Member shall make a cash payment to the Company in an amount equal to the balance amount to be indemnified within three (3) Business Days following the Next Distribution Date (provided that the amount paid shall not be treated as a Capital Contribution).

9.6.3 Standards. The Tax Matters Partner and its Affiliates shall not be liable, responsible, or accountable, in damages or otherwise, to the Company or to any other Member(s)

for doing any act or failing to do any act, with respect to the Tax Matters Partner’s duties set forth in this Section 9.6 or otherwise performed, the effect of which may cause or result in loss or damage to the Company or any Member(s), unless the Tax Matters Partner or one of its Affiliates engages in gross negligence or willful misconduct.

9.7	Governing Law

This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, United States of America, as applied to agreements among Delaware residents entered into and wholly to be performed within the State of Delaware (without reference to any choice or conflicts of laws rules or principles that would require the application of the laws of any other jurisdiction).

9.8	Construction; Interpretation

9.8.1 Certain Terms. The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limited and means “including without limitation.”

9.8.2 Section References; Titles and Subtitles. Unless otherwise noted, all references to Sections and Exhibits herein are to Sections and Exhibits of this Agreement. The titles, captions and headings of this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

9.8.3 Reference to Persons, Agreements, Statutes. Unless otherwise expressly provided herein, (i) references to a Person include its successors and permitted assigns, (ii) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements and other modifications thereto or supplements thereof and (iii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation.

9.8.4 Presumptions. No party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any party.

9.9	Rights and Remedies Cumulative

The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

9.10	No Assignment; Binding Effect

Except as otherwise expressly provided herein, no party may assign, delegate or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each other party. Any attempted assignment in violation of the foregoing shall be null and void. Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the Members, their heirs, executors, administrators, successors and all other Persons hereafter holding, having or receiving an interest in the Company, whether as Assignees, Substitute Members or otherwise.

9.11	Language

This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the parties. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

9.12	Severability

If any provision in this Agreement will be found or be held to be invalid or unenforceable, then the meaning of said provision will be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it will be severed from the remainder of this Agreement which will remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any party. In such event, the parties will use their respective best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly affects the parties’ intent in entering into this Agreement.

9.13	Counterparts

This Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party.

9.14	Dispute Resolution

The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, shall be brought in the United States District Court for the District of Delaware or in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in the Superior Court of the State of Delaware), so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any case of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient form. Service of process, summons, notice or other document by registered mail to the address set forth in Section 9.5 shall be effective service of process for any suit, action or other proceeding brought in any such court. Each party hereto hereby acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

9.15	Third-Party Beneficiaries

None of the provisions of this Agreement shall be for the benefit of or be enforceable by any creditor of the Company or by any third-party creditor of any Member. This Agreement is not intended to confer any rights or remedies hereunder upon, and shall not be enforceable by, any Person other than the parties hereto, their respective successors and permitted assigns and, solely with respect to the provision of Section 6.9, each Indemnitee and each other indemnified Person addressed therein.

9.16	Specific Performance

The parties agree that irreparable damage may result if this Agreement is not performed in accordance with its terms, and the parties agree that any damages available at law for a breach of this Agreement, including, without limitation, Section 6.18, may not be an adequate remedy. Therefore, the provisions hereof and the obligations of the parties hereunder shall be enforceable in a court of equity, or other tribunal with jurisdiction, by a decree of specific performance, and appropriate injunctive relief may be applied for an granted in connection therewith. Such remedies and all other remedies provided for in this Agreement shall, however, be cumulative and not exclusive and shall be in addition to any other remedies that a party may have under this Agreement, at law or in equity.

9.17	Consequential Damages

No party shall be liable to any other party under any legal theory for indirect, special, incidental, consequential or punitive damages, or any damages for loss of profits, revenue or business, even if such party has been advised of the possibility of such damages (it being understood that (i) diminution in value of Membership Interest shall not be considered to fall within any such category of damages and (ii) a claim seeking to recover diminution in value shall not be limited by operation of this Section 9.17).

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

MEMBERS

bebe stores, inc.

By:	/s/ Walter Parks
Name:	Walter Parks
Title:	President and Chief Operating Officer

BB BRAND MANAGEMENT LLC

By:	/s/ Joseph Gabbay
Name:	Joseph Gabbay
Title:	Manager

[Signature page to LLC Operating Agreement]